UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Allied Waste Industries, Inc.

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ALLIED WASTE INDUSTRIES, INC.
18500 NORTH ALLIED WAY
PHOENIX, ARIZONA 85054
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007
Notice is hereby given that the annual meeting (the “Annual Meeting”) of the stockholders of Allied Waste Industries, Inc., a Delaware corporation (“Allied”, “we”, “us” or “our company”), will be held at the Marriott at McDowell Mountain, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260, on May 17, 2007 at 9:00 AM, MST, for the following purposes:
1.	To elect 11 directors to hold office until the 2008 Annual Meeting of stockholders and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (“independent auditor”) for fiscal year 2007.

3.	To consider one stockholder proposal, as described in the accompanying Proxy Statement, if presented at the meeting.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
A record of the stockholders has been taken as of the close of business on March 20, 2007 (the “Record Date”) and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available commencing March 22, 2007, and may be inspected prior to the Annual Meeting at our corporate headquarters during normal business hours.
Your participation in our Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, at your earliest convenience, please vote your shares by phone at 1-800-PROXIES (instructions are on the enclosed proxy card), via the Internet at www.voteproxy.com (instructions are on the enclosed proxy card) or by signing, dating and returning the enclosed proxy in the prepaid-postage envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save our company the expense of further solicitation.

By Order of the Board of Directors,
/s/ John J. Zillmer
John J. Zillmer
Chairman of the Board and Chief Executive Officer

April 10, 2007

ALLIED WASTE INDUSTRIES, INC.
18500 NORTH ALLIED WAY
PHOENIX, ARIZONA 85054
PROXY STATEMENT MAILING INFORMATION
REGARDING
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007
This proxy statement is being mailed to stockholders on or about April 16, 2007, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Allied Waste Industries, Inc., a Delaware corporation (“Allied”, “we”, “us” or “our company”), of proxies to be voted at the annual meeting of stockholders (the “Annual Meeting”) to be held in Scottsdale, Arizona on May 17, 2007, and upon any adjournment, for the purposes set forth in the accompanying notice.
The Securities and Exchange Commission permits us to deliver a single proxy statement and annual report to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in cost savings for our company. To take advantage of this opportunity, we deliver only one proxy statement and annual report to multiple stockholders who share an address. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, or if you currently are a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please send your request in writing to us at the following address: Allied Waste Industries, Inc., Attn: Investor Relations Department, 18500 North Allied Way, Phoenix, Arizona 85054.

Unless the context requires otherwise, reference in this Proxy to “we”, “us” or “our company”, refers to Allied Waste Industries, Inc. and its consolidated subsidiaries.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q.	Who may vote at the Annual Meeting?

A.	You may vote if you were a holder of record of our common stock as of the close of business on March 20, 2007. Holders of our 6 1/4% Series D Senior Mandatory Convertible Preferred Stock are not entitled to vote at the Annual Meeting.

Q.	What will I be voting on?

A.	The following proposals will be considered at the Annual Meeting:
•	Election of directors (“Proposal 1”).

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2007 (“Proposal 2”).

•	One stockholder proposal (“Proposal 3”).
Q.	How many votes do I have?

A.	You will have one vote for every share of our common stock you owned on March 20, 2007.

Q.	What constitutes a quorum for the Annual Meeting?

A.	As of March 20, 2007, there were issued, outstanding and entitled to vote 368,872,035 shares of our common stock. A quorum is at least a majority of the voting power represented by the shares of our common stock, or 184,436,019 shares. A quorum must be present or represented at the Annual Meeting for any action to be taken.

Q.	How many votes are required to approve the proposals?

A.	A plurality of the votes cast is required for the election of directors (Proposal 1), subject to the terms of our Shareholders’ Agreement, which is described below. The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote is required for approval of Proposals 2 and 3.

We are a party to a Shareholders’ Agreement, as described in more detail under “Voting Agreements Regarding the Election of Directors”. The Shareholders’ Agreement gives the stockholders that are parties to the agreement the right to nominate four directors to our Board, and requires them to vote in favor of those nominees. These stockholders own approximately 21.9% of the voting power entitled to vote at the Annual Meeting. These stockholders and our directors and executive officers, who in the aggregate own approximately 22.7% of the voting power entitled to vote at the Annual Meeting, intend to vote for approval of the following four directors: Stephanie Drescher, David I. Foley, Steven Martinez, and James A. Quella.

Q.	How do I vote?

A.	You can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting. To vote by proxy, you must either:
•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed return envelope,

•	vote by phone at 1-800-PROXIES (instructions are on the proxy card), or

•	vote by Internet at www.voteproxy.com (instructions are on the proxy card).
If you wish to vote by proxy, please take one of the steps described above as soon as possible so that your shares can be voted at the Annual Meeting. If you vote by phone or Internet, there is no need to mail back your proxy card.

Q.	What if I do not vote for some of the matters listed on my proxy card?

A.	If you return a proxy card without indicating your vote, your share(s) will be voted for the director nominees listed, for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors, and against the stockholder proposal.

Q.	What are broker non-votes?

A.	The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the ratification of independent accountants are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are broker non-votes. If your shares are held in your broker’s name, you must give your broker instructions to ensure that your shares will be voted on non-routine matters at the Annual Meeting.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	If your shares are held in “street name” in a brokerage account, your broker will be able to vote your shares on Proposals 1 and 2. Because Proposal 3 is not a routine matter, your broker will not be able to vote your shares on that proposal without instructions from you. Accordingly, you should instruct your broker to vote your shares, following the directions provided by your broker.

Q.	How are broker non-votes and abstentions counted?

A.	There are no broker non-votes on the election of directors (Proposal 1) and the ratification of auditors (Proposal 2) and abstentions will have no effect on either proposal. Abstentions are equivalent to a vote cast against Proposal 3.

Q.	Can I change my vote?

A.	Yes, you can change your vote at any time. If you have voted by sending in your proxy card, by phone, or by Internet, you can change your vote in one of three ways. First, you can send a written notice to us stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card to us, or cast a new vote by phone or Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Q.	Do I need to attend the Annual Meeting in person?

A.	No. Although you are welcome to attend, it is not necessary for you to attend the Annual Meeting in order to vote your shares.

Q.	Where can I find more information about Allied?

A.	We file reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://www.alliedwaste.com and at the Internet site maintained by the SEC at http://www.sec.gov.

Q.	Who can help answer my questions?

A.	If you have questions about the Annual Meeting or the proposals after reading this proxy statement, or require assistance voting your shares, you can call D. F. King and Co., Inc., which is assisting us, toll-free at 1-800-549-6746.

ELECTION OF DIRECTORS
(Proposal 1)
Eleven directors of our company are to be elected at the Annual Meeting, with each director to hold office until our next Annual Meeting and until his respective successor is elected and qualified (the “Nominees”). The Nominees have been nominated by the Board based on the recommendation of the Governance Committee of the Board. Each Nominee has consented to be named in this proxy statement and has agreed to serve as a member of the Board if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any circumstances likely to render any Nominee unavailable.
Under the terms of a Shareholders’ Agreement with our company, two of our stockholders are required to vote for the election of four Nominees. These two stockholders control shares representing 21.9% of the shares entitled to vote at the Annual Meeting. The Nominees for election by these stockholders are Stephanie Drescher, David I. Foley, Steven Martinez, and James A. Quella. Please see “Voting Agreements Regarding the Election of Directors” for more information about this agreement.
The Nominees who receive a plurality of votes cast by the holders of our common stock represented at the Annual Meeting will be duly elected directors.
THE BOARD RECOMMENDS A VOTE FOR ALL ELEVEN NOMINEES TO OUR BOARD OF DIRECTORS.
Information Regarding the Nominees
Information about each of the Nominees is set forth below:

Director Name	Position Held	Age	Director Since
John J. Zillmer	Chairman of the Board of Directors and Chief Executive Officer	51	2005
Robert M. Agate	Director	71	2000
Charles H. Cotros	Director	69	2004
James W. Crownover	Director	63	2002
Stephanie Drescher	Director	34	2006
William J. Flynn	Director	53	2007
David I. Foley	Director	39	2006
Nolan Lehmann	Director	62	1990
Steven Martinez	Director	38	2006
James A. Quella	Director	57	2005
John M. Trani	Director	62	2007
John J. Zillmer has served as our Chief Executive Officer and Chairman of the Board since May 2005. Mr. Zillmer was retired from January 2004 until his appointment as our Chief Executive Officer and Chairman of the Board in May 2005. From May 2000 until January 2004, Mr. Zillmer served as Executive Vice President of ARAMARK Corporation. During the same period, he also served as President of ARAMARK’s Food and Support Services Group. Prior to such time, he held various senior management positions with ARAMARK, including President of its Food and Support Services International division from August 1999 to May 2000 and President of its Business Services division from May 1995 to August 1999. From 1976 to 1986, Mr. Zillmer served in general management and staff positions with Saga Corporation and Szabo Food Service Company. Mr. Zillmer also serves as a director of Ecolab, Inc., United Stationers, Inc. and Pathmark Stores, Inc.
Robert M. Agate has served as a director of our company since May 2000. Mr. Agate was a Senior Executive Vice President of the Colgate-Palmolive Company (“Colgate”) until his retirement from Colgate in 1996. Mr. Agate joined Colgate in 1961 as an Assistant Accountant in the United Kingdom. Over the course of his career, Mr. Agate served as the Chief Financial Officer of Colgate operations in India,

Malaysia, the United Kingdom and Australia. Later he served as Controller of the European Division and Controller of the Kendall Company (a subsidiary of Colgate). In 1984, Mr. Agate was promoted to Vice President and Corporate Controller of Colgate and in 1987 he was promoted to Chief Financial Officer. Mr. Agate has been a U.K. chartered accountant since 1958.
Charles H. Cotros has served as a director of our company since July 2004. Mr. Cotros also served as our interim Chief Executive Officer and Chairman of the Board from October 2004 through May 2005. Mr. Cotros began his career in the food service industry in 1960 with Tri-State General Food Supply (“Tri-State”). After Tri-State merged with SYSCO in 1974, he served in various positions of increasing responsibility and was elected Chief Operating Officer in 1995, President in 1999, and Chief Executive Officer and Chairman of the Board of Directors in 2000. Mr. Cotros served as the Chief Executive Officer and Chairman of the Board of Directors for SYSCO from 2000 until he retired from SYSCO in 2002. Mr. Cotros was retired from 2002 until his appointment as our interim Chief Executive Officer and Chairman of the Board in October 2004. Mr. Cotros serves as a director of AmerisourceBergen Corporation. Mr. Cotros also serves as a trustee of Christian Brothers College.
James W. Crownover has served as a director of our company since December 2002. Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. (“McKinsey”) when he retired in 1998. He headed McKinsey’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s Board of Directors. Mr. Crownover also serves as a director of Chemtura Corporation, Weingarten Realty Investors, and FTI Consulting, Inc. He also is Chairman of the Board of Trustees of Rice University and a trustee of St. John’s School, the Houston Grand Opera, and Project GRAD.
Stephanie Drescher has served as a director of our company since August 2006. Ms. Drescher is a partner at Apollo Advisors, L.P. (“Apollo”), affiliates of which hold investments in our company. Prior to joining Apollo Advisors in 2004, Ms. Drescher worked at JP Morgan for ten years, primarily in its Alternative Investments group. During her time at JP Morgan, Ms. Drescher served on the Board of Directors of the JP Morgan Venture Capital Funds I and II, JP Morgan Corporate Finance Funds I and II, and JP Morgan Private Investments Inc.
William J. Flynn has served as a director of our company since February 2007. Mr. Flynn is the President and Chief Executive Officer of Atlas Air Worldwide Holdings, Inc. (“Atlas”). Prior to joining Atlas in 2006, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation from 2002 until its sale to PWC Logistics in 2005. Mr. Flynn was a Senior Vice President with CSX Corporation from 2000 to 2002 and held various positions of increasing responsibility with Sea-Land Service Inc. from 1977 to 1999. Mr. Flynn also serves as a director of Atlas and Horizon Lines, Incorporated.
David I. Foley has served as a director of our company since March 2006. Mr. Foley is a Senior Managing Director at The Blackstone Group, L.P. (“Blackstone”). Blackstone holds investments in our company. Prior to joining Blackstone in 1995, Mr. Foley was an employee of AEA Investors, Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. He also serves as a director of Foundation Coal Holdings, Inc., World Power Holdings G.P. Ltd., U.S. Product Investor LLC, and Kosmos Energy.
Nolan Lehmann has served as a director of our company since October 1990. From 1983 until his retirement in June 2005, Mr. Lehmann was President of Equus Capital Management Corporation, a registered investment advisor, and from 1991 to June 30, 2005, he was President and a director of Equus II Incorporated, a registered public investment company. Mr. Lehmann also serves as a director of Synagro Technologies, Inc., Child Advocates of Harris County and several private corporations. Mr. Lehmann is a certified public accountant.
Steven Martinez has served as a director of our company since March 2006. Mr. Martinez is a partner at Apollo, affiliates of which hold investments in our company. Prior to joining Apollo in 2000, he worked for Goldman Sachs & Company and Bain and Company. Mr. Martinez also serves as a director of Goodman Global Holdings, Inc., Rexnord Global Holdings and Jacuzzi Brands, Inc.

James A. Quella has served as a director of our company since August 2005. Mr. Quella is a Senior Managing Director and Senior Operating Partner at Blackstone, which holds investments in our company. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners from June 2000 to February 2004. From September 1981 to February 2004, Mr. Quella also worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, where he served as a senior consultant to CEOs and senior management teams, and was Co-Vice Chairman with shared responsibility for overall management of the firm. Mr. Quella also serves as a director of Michael Stores, Inc., The Nielsen Company, Celanese Corporation, and Graham Packaging Company, L.P.
John M. Trani has served as a director of our company since February 2007. Since his retirement from The Stanley Works (“Stanley”) in 2003, Mr. Trani has been Chairman of Accretive Commerce (formerly New Roads). He also serves as a director of Goss International and Arise as well as an advisor to Young America. Mr. Trani was Chairman and Chief Executive Officer of Stanley from 1997 to until his retirement in 2003. Prior to joining Stanley, Mr. Trani served in various positions of increasing responsibility with General Electric Company (“GE”) from 1978 to 1996. Mr. Trani was a Senior Vice President of GE and President and Chief Executive Officer of its Medical Systems Group from 1986 to 1996.
VOTING AGREEMENTS REGARDING THE ELECTION OF DIRECTORS
We are a party to the Third Amended and Restated Shareholders’ Agreement, dated as of December 18, 2003 (the “Shareholders’ Agreement”), with Apollo Advisors II, L.P. and Blackstone Capital Partners II Merchant Bank Fund L.P., including affiliated or related persons (collectively, the “Apollo/Blackstone Investors”), which was amended as of December 28, 2006 (the Shareholders’ Agreement, as amended, is referred to as the “Amended Shareholders’ Agreement”). The Shareholders’ Agreement amended and restated the shareholders agreement that was entered into with the Apollo/Blackstone Investors at the time they acquired their shares of Series A Preferred Stock and became effective at the time of the exchange of 110.5 million shares of common stock for shares of Series A Preferred Stock. The December 2006 amendment to the Shareholders Agreement terminated the agreement with respect to certain other stockholders unrelated to the Apollo/Blackstone Investors.
Under the Amended Shareholders’ Agreement, we have agreed, until the earlier to occur of July 31, 2009 or the date upon which the Apollo/Blackstone Investors own, collectively, less than 10% of the sum of the shares of common stock they acquired from TPG Partners, L.P., TPG Parallel, L.P. and Laidlaw Transportation, Inc. and the 87,295,000 shares of the common stock issued in connection with the exchange (collectively, the “Apollo/Blackstone Shares”), to nominate and support the election to the Board of certain individuals (the “Shareholder Designees”) designated by the Apollo/Blackstone Investors. For so long as the Apollo/Blackstone Investors beneficially own (i) 80% or more of the Apollo/Blackstone Shares, they will be entitled to designate five Shareholder Designees; (ii) 60% or more, but less than 80%, of the Apollo/Blackstone Shares, they will be entitled to designate four Shareholder Designees; (iii) 40% or more, but less than 60%, of the Apollo/Blackstone Shares, they will be entitled to designate three Shareholder Designees; (iv) 20% or more, but less than 40%, of the Apollo/Blackstone Shares, they will be entitled to designate two Shareholder Designees; and (v) 10% or more, but less than 20%, of the Apollo/Blackstone Shares, they will be entitled to designate one Shareholder Designee; provided, that if at any time as a result of our issuance of voting securities the Apollo/Blackstone Investors beneficially own 9% or less of the total voting power of voting securities then outstanding, the Apollo/Blackstone Investors will only be entitled to designate at most three Shareholder Designees. Currently, the Apollo/Blackstone Investors are entitled to designate four Shareholder Designees pursuant to the Amended Shareholders Agreement. Messrs. Foley, Martinez and Quella and Ms. Drescher are the Shareholder Designees designated by the Apollo/Blackstone Investors.
In the Amended Shareholders’ Agreement, we agreed to (i) limit the number of our executive officers that serve on the Board to two, and (ii) nominate persons to the remaining positions on the Board who are recommended by the Governance Committee and are not our employees, officers or outside counsel or partners, employees, directors, officers, affiliates or associates of any Apollo/Blackstone Investors (the “Unaffiliated Directors”). Unaffiliated Directors will be nominated only upon the approval of a majority vote of the Governance Committee, which will consist of not more than four directors, at least two of whom will be Shareholder Designees, or such lesser number of Shareholder Designees as then serves on the Board. If the Apollo/Blackstone Investors beneficially own less than 50% of the Apollo/Blackstone Shares, the Governance Committee will contain only one member who is a Shareholder Designee.
In the Amended Shareholders’ Agreement, the Apollo/Blackstone Investors agreed that, generally until the earlier to occur of July 31, 2009 or the date upon which the Apollo/Blackstone Investors own, collectively, voting securities of our company that represent less than 10% of the total voting power of all of our voting securities on a fully diluted basis, the Apollo/Blackstone Investors will vote all voting securities beneficially owned by such persons to elect the individuals nominated to the Board in accordance with the provisions of the Shareholders’ Agreement, to vote all their shares as recommended by a majority of the entire Board in connection with mergers, business combinations and other similar extraordinary transactions, and otherwise to vote as they wish.
The Apollo/Blackstone Investors are subject to certain standstill and restriction on dispositions provisions under the Amended Shareholders’ Agreement. At the time of the exchange, we entered into a registration rights agreement with the Apollo/Blackstone Investors, which provides that the shares of common stock received in the exchange transaction may be included in any registration of securities requested by the Shareholders. In addition, we have agreed that the Apollo/Blackstone Investors may request a shelf registration of their shares of common stock at any time after December 18, 2004. In December 2006, the registration rights agreement was amended to also permit the Apollo/Blackstone Investors to use the shelf registration statement our company currently has on file with the SEC to sell their shares.
BOARD COMMITTEES AND CORPORATE GOVERNANCE
Lead Director
The Board established the position of Lead Director in 2002. Dennis R. Hendrix served as Lead Director from December 2002 until February 2007. Mr. Hendrix is not standing for re-election at the Annual Meeting. Nolan Lehmann was appointed Lead Director in February 2007 and currently serves as our Lead Director.
The Lead Director chairs all executive sessions of the Board, separate from management, and acts as a liaison between the non-management and management members of the Board with respect to matters addressed in the executive sessions. The Lead Director acts as a resource to our Chairman and CEO. The Lead Director further provides our Chairman with input on scheduling of Board meetings and preparing agendas and materials for Board meetings, and recommends the retention of advisors and consultants who report directly to the Board, as necessary.
Board Committees
The Board supervises the management of our company. The Board has responsibility for establishing and implementing our general operating philosophy, objectives, goals and policies. The Board currently has four standing committees that perform various duties on behalf of, and report to, the Board pursuant to authority delegated to them by the Board. The four standing Committees are (a) the Executive Committee, (b) the Audit Committee, (c) the Management Development/Compensation Committee, and (d) the Governance Committee. These committees are described in more detail below. From time to time, the Board may form special committees, such as a pricing committee for certain financing transactions.
During 2006, the Board held five regularly scheduled meetings and acted by unanimous written consent on nine occasions. There were fourteen regularly scheduled committee meetings and eight specially scheduled committee meetings during 2006. In addition, the Management Development/Compensation Committee acted by unanimous written consent on two occasions. The average attendance by the directors at scheduled Board and committee meetings during 2006 was approximately 90%. All directors served a full year in 2006 except Messrs. Black, Foley, Harris, Hill, Martinez and Ressler and Ms. Drescher. All of our Board members attended at least 75% of the scheduled Board meetings and meetings of committees of which they were members, except for (a) Mr. Black, who missed the only board meeting scheduled prior to his resignation on March 16, 2006; (b) Mr. Harris, who attended 64% of the scheduled Board and committee meetings prior to his resignation from the Board on November 21, 2006; and (c) Mr. Ressler, who attended 60% of the scheduled Board and committee meetings prior to his resignation on July 8, 2006. The following table identifies the persons who served on the various Board committees during 2006 and states the number of meetings held during 2006.

Management
Development/
Name	Executive		Audit		Governance		Compensation
Robert M. Agate			Ö	*	Ö
Leon D. Black (1)					Ö
Charles H. Cotros							Ö
James W. Crownover			Ö		Ö	*
Stephanie Drescher (2)	Ö						Ö
David I. Foley (3)					Ö
Joshua J. Harris (4)					Ö
Dennis R. Hendrix (5)	Ö		Ö		Ö
J. Tomilson Hill (3)					Ö
Nolan Lehmann			Ö				Ö *
Steven Martinez (1)					Ö
James A. Quella							Ö
Antony P. Ressler (2)	Ö						Ö
John J. Zillmer	Ö	*
Number of meetings in 2006	—		8		8		6 **

*	Indicates Chairperson.

**	In addition, this committee acted by unanimous written consent on 2 occasions.

(1)	On March 16, 2006, the Board elected Mr. Martinez to fill the vacancy created by the resignation of Mr. Black from the Board on March 16, 2006.

(2)	On August 25, 2006, the Board elected Ms. Drescher to fill the vacancy created by the resignation of Mr. Ressler from the Board on July 28, 2006.

(3)	On March 16, 2006, the Board elected Mr. Foley to fill the vacancy created by the resignation of Mr. Hill from the Board on March 16, 2006.

(4)	Mr. Harris resigned from the Board on November 21, 2006.

(5)	Mr. Hendrix is not standing for re-election at the Annual Meeting.
The Executive Committee
The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board when a meeting of the full Board is not practicable or necessary, or otherwise as specifically delegated by the full Board. The Executive Committee operates under a formal charter that was approved by the Governance Committee and the full Board. The Executive Committee, however, is not subject to New York Stock Exchange (“NYSE”) rules.
The Audit Committee
The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and operates under a formal charter that has been adopted by the Board in accordance with NYSE rules and all other applicable laws. The Audit Committee reviews its charter at least annually. The Audit Committee assists the Board in its oversight of our financial reporting process. The Audit Committee currently consists of Robert M. Agate (Chair), James W. Crownover, Dennis R. Hendrix, and Nolan Lehmann, all of whom are “independent directors” according to independence standards established by the NYSE. The Audit Committee Report is on page 18.

Audit Committee Financial Expert
The Board has determined that Robert M. Agate, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” under the SEC definition. Mr. Agate also is independent as that term is defined under independence standards established by the NYSE. The Board also has determined that other members of the Audit Committee satisfy the criteria adopted by the SEC for an audit committee financial expert. All Audit Committee members possess the required level of financial literacy and at least one member meets the current standard of requisite financial management expertise as required by the NYSE.
The Governance Committee
The Governance Committee operates under a formal charter in accordance with NYSE rules and all other applicable laws. The purpose of the Governance Committee is (a) to develop and recommend a set of corporate governance principles applicable to our company, (b) to identify director candidates that it recommends to the Board for selection as the director nominees for the next annual meeting or to fill vacancies, and (c) to review and provide oversight of the effectiveness of our governance practices. The Governance Committee also oversees the annual evaluation of the Board and its committees and discharges the Board’s responsibilities relating to the compensation of directors. The Governance Committee reviews its charter at least annually. The Governance Committee adopted an amended and restated charter in July 2006, and the Governance Committee and the Board approved the amended and restated charter. The current Governance Committee charter is included as Appendix A to this proxy statement. The Governance Committee currently consists of James W. Crownover (Chair), Robert M. Agate, David I. Foley, Dennis R. Hendrix, and Steven Martinez, all of whom are “independent directors” according to independence standards established by the NYSE.
The Management Development/Compensation Committee
The purpose of the Management Development/Compensation Committee (the “Compensation Committee”) is (a) to discharge the Board’s responsibilities relating to the compensation of our Chief Executive Officer and other executives and (b) to review and report on the continuity of executive leadership for our company. The Compensation Committee operates under a formal charter in accordance with NYSE rules and all other applicable laws. The Compensation Committee reviews its charter at least annually. The Compensation Committee adopted an amended and restated charter, in July 2006, and the Governance Committee and the Board approved the amended and restated charter. The current Compensation Committee charter is included as Appendix B to this proxy statement. The Compensation Committee currently consists of Nolan Lehmann (Chair), Charles H. Cotros, Stephanie Drescher, and James A. Quella, all of whom are “independent directors” according to independence standards established by the NYSE. The Compensation Committee report is set forth on page 34.
Composition and Scope of Authority of the Compensation Committee. The Compensation Committee Charter sets the committee at no fewer than three members, each of whom must meet the independence requirements of the NYSE and other applicable laws. In determining the members of the Compensation Committee, the Board seeks persons who have experience as a chief executive or otherwise as a member of senior management of a large public company, as well as experience on other boards and, particularly, compensation committees, together with broad knowledge of executive compensation programs and philosophies. The Compensation Committee currently includes a former CEO of a Fortune 500 company, as well as a former President of a publicly registered investment company, together with two representatives of investment banking companies, most of whom have experience serving on the compensation committees of other companies.
The scope of the Compensation Committee’s authority and responsibilities is set forth in its charter. The Chair of the Compensation Committee sets the committee’s calendar and meeting agendas, with assistance from legal counsel and our human resources department. As provided under the Committee’s charter, the Committee may delegate its authority to special subcommittees as deemed appropriate by the Committee.

The Role of Management in Determining or Recommending Executive Compensation. John J. Zillmer, our CEO, Edward A. Evans, our Executive Vice President and Chief Personnel Officer, and other members of management are involved in the process of setting compensation for our executive officers and other senior management. At the request of the Compensation Committee, Messrs. Zillmer and Evans work with our company’s human resources department and compensation consultants to (a) gather information and data and prepare background reports for use by the Compensation Committee, (b) design compensation plans, policies, and programs for the Named Executive Officers, or “NEOs”, other than the CEO for review by the Committee, and (c) review and recommend to the Compensation Committee for its approval the design and structure of compensation plans, policies, and programs for our CEO.
Mr. Evans regularly attends meetings of the Compensation Committee at the invitation of the Committee. Mr. Zillmer occasionally, but not regularly, attends Compensation Committee meetings at the invitation of the Committee. Our company’s Secretary also attends Compensation Committee meetings and prepares the minutes of the meetings. The Compensation Committee regularly meets in executive session, at which members of management are excluded unless the Committee requests their presence for the purpose of briefly answering questions or providing additional information. The Compensation Committee’s legal counsel and representatives from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”), a nationally known compensation firm, may attend executive sessions at the invitation of the Committee.
Role of Compensation Consultants in Determining or Recommending Executive Compensation. Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel, and other advisors that the Committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The Compensation Committee engaged Cook to assist the Committee in establishing the compensation structure for our NEOs for 2006 and 2007. Our company also retains Economic Research Institute, Mercer Consultants, and Watson Wyatt to advise us with respect to our compensation programs for executives and members of our management team, other than the NEOs.
The Compensation Committee has sole authority to retain Cook, to establish the fees to be paid to Cook for its services, and to terminate Cook’s engagement. Cook did not and does not currently perform any services for our company or any members of our management other than the consulting work that it performed and continues to perform at the request of the Compensation Committee or the Governance Committee. Accordingly, the Compensation Committee considers Cook to be “independent” from our management. During 2006, Cook’s assignments included (a) updating and expanding upon an analysis of our company’s executive compensation structure and compensation philosophy, (b) providing competitive data and business and technical considerations, as well as reviewing and analyzing the peer group data and other benchmarks used by the Compensation Committee, (c) general executive compensation consultation services, (d) executive compensation design, such as recommending parameters (e.g., ranges) for various pay programs and changes to pay levels, (e) evaluation of the fairness of various executive compensation proposals, (f) calculations related to Code Section 280G and other tax-related effects of our executive compensation programs, and (g) review and comment on the executive compensation disclosure in our Exchange Act filings.
Director Nomination Procedures
The Governance Committee has implemented measures to formalize the director nomination process. The Shareholders’ Agreement with the Apollo/Blackstone Investors currently entitles these investors to designate four members of the Board. The Governance Committee has the responsibility for identifying, screening, and recommending the remaining Board candidates. The Governance Committee assesses on a regular basis the current needs for the Board and continues to develop a list of qualified candidates that would add value to the Board’s composition. In determining whether to nominate a candidate for director, the Governance Committee will consider the candidate’s business experience and judgment, diversity, business and functional skills, integrity, financial literacy, time, other board appointments, public policy and government experience and degree of independence from management. Generally, the Governance Committee identifies candidates through the business and other organizational networks of existing Board members. The two directors elected in February 2007 were identified and recruited through an independent search firm.
When assessing the independence of a current director or prospective director candidate, the Governance Committee considers the five “per se” disqualifications to director independence in accordance with NYSE rules. In addition, the Board, based upon the recommendation of the Governance Committee, has adopted categorical standards, which state that certain relationships would not be considered to be material relationships that would bar a director’s independence. These categorical standards are detailed under “Director Independence”, below.
The Governance Committee, if it so chooses, has the sole authority to retain any search firm to identify director candidates and to approve any fees and retention terms of the engagement.
Stockholder Director Recommendation Policy
The Governance Committee will consider director candidates recommended by stockholders. Written recommendations must include (1) the stockholder’s name, address, and relationship to the nominee, (2) the number of shares held by the stockholder, with the understanding that the number of shares held must be at least 2% or more of the outstanding shares of our company and must have been held by the stockholder for one year or more, (3) a written statement from the stockholder and a statement from the nominee, consenting to be named as a candidate and, if nominated and elected, to serve as a director, and (4) contact, biographical and business experience information regarding the nominee. A stockholder recommendation for a director candidate is not the same as a stockholder nomination for a director as provided for in our by-laws.
Stockholder-recommended director candidates are evaluated on the same basis as all other candidates as discussed above. The Governance Committee may, in its discretion, interview any stockholder-recommended director candidate before recommending him or her for nomination to the Board.
Stockholders wishing to recommend director candidates for consideration by the Governance Committee may do so by giving the recommended candidate’s name, biographical data and qualifications in writing to: Attention: Office of the Secretary, Allied Waste Industries, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. In order to consider a candidate for nomination at the 2008 Annual Meeting, we must receive the written recommendation for consideration between 75 and 120 days before the anniversary date of this year’s Annual Meeting.
Director Independence
Our common stock is listed on the NYSE, which requires that a majority of our Board must be “independent directors” according to independence standards established by the NYSE. Following is a list of our independent directors as of the date of this proxy statement:

Robert M. Agate	Dennis R. Hendrix*	Stephanie Drescher	James A. Quella
Charles H. Cotros	Nolan Lehmann	William J. Flynn	John M. Trani
James W. Crownover	Steven Martinez	David I. Foley

*	Mr. Hendrix is not standing for re-election at the Annual Meeting.
Following is a list of persons who served as independent directors of our company during 2006 but who were no longer serving as directors as of December 31, 2006:

Leon D. Black	J. Tomilson Hill
Joshua J. Harris	Antony P. Ressler

When assessing the independence of a current director or nominee for director, the Governance Committee considers the five “per se” disqualifications from director independence in accordance with NYSE rules. In addition, based upon the recommendation of the Governance Committee, the Board has adopted categorical standards, which provide that the following are not material relationships that would bar a director’s independence:
•	If any of our directors is an executive officer of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the consolidated assets of our company and of the company for which the director serves as an executive officer.

•	If any of our directors or a member of a director’s immediate family serves as an officer, director or trustee of a charitable organization, and our company’s discretionary charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts.

•	A passive investment by any of our directors, or member of a director’s immediate family, in a stockholder that owns less than 45% of our outstanding common stock, as long as that passive investment does not exceed 5% of the director’s net worth.

•	Affiliation or employment by any of our directors, or member of a director’s immediate family, with an entity that beneficially owns up to 45% of our outstanding common stock.
The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and our company and its subsidiaries, both in the aggregate and individually. The Board determined that the 11 non-management individuals currently serving as members of our Board, as well as the four non-management individuals who served as directors during 2006 but were no longer serving at December 31, 2006, meet (or, at the time, met) the standards for independence set by the NYSE and the categorical standards adopted by the Board and have (or, at the time, had) no material relationships with our company that impaired their independence from our company. These directors therefore are (or, at the time, were) “independent directors” under NYSE listing standards.
The independent directors regularly meet in executive sessions of the Board and their respective committees, separate from management.
Corporate Governance
Our company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. We continuously monitor developments and best practices in the area of corporate governance and modify our plan as warranted.
Corporate Governance Guidelines. Our company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility.
Personal Loans to Executive Officers and Directors. Our company complies with and will operate in a manner consistent with legislation prohibiting extensions of credit in the form of a personal loan to or for its directors and executive officers.
Code of Ethics. We have adopted a Code of Business Conduct and Ethics that complies with all applicable laws and outlines the general standards of business conduct that all of our employees, officers, and directors are required to follow. In addition, we have adopted a Code of Ethics for our Executive and Senior Financial Officers, violations of which are required to be reported to the Audit Committee. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics that applies to our CEO, Chief Financial Officer, Controller, or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K.

The current charters for the Executive, Audit, Management Development/Compensation, and Governance committees, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics (for all employees, officers, and Board members) and our Code of Ethics for the Executive and Senior Financial Officers can be requested, free of charge, by writing to: Attention: Investor Relations, Allied Waste Industries, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. These documents are also available on our website at www.alliedwaste.com.
Stockholder Communications with the Board of Directors
Stockholders may communicate directly with our directors, our non-management directors as a group, or our Board as a group, by writing to: Attention: Chair of the Governance Committee, c/o Office of the Assistant Secretary and Deputy General Counsel, Allied Waste Industries, Inc., 18500 North Allied Way, Phoenix, Arizona 85054. We do not have a policy of screening any of the communications received. All communications are provided to the designated Board member.
Attendance at Annual Meetings Policy
We do not have a policy requiring our directors to attend the Annual Meeting of our Stockholders. One of our directors attended the 2006 Annual Meeting.
COMPENSATION OF DIRECTORS
Cash Compensation. We currently pay each non-employee director a cash fee of $40,000 annually. In 2006, we also paid each non-employee director $2,000 for each regular and special meeting of the Board attended in person, $2,000 for each committee meeting attended in person, and $1,000 for each meeting (Board or committee, regular or special) attended by telephone. In 2006, the Chairs of the Compensation Committee, Audit Committee, and Governance Committee each received annual cash retainers in the amount of $7,500. We also paid directly or reimbursed our directors for their travel, lodging, meals, and related expenses incurred in attending Board meetings, as appropriate. In December 2006, the Board increased the annual cash retainers for the chairs of the Audit Committee and the Compensation Committee to $15,000 each, effective January 1, 2007, based on an independent compensation analysis and study of peer company practices prepared by Cook.
Equity-Based Compensation. Under the 2005 Non-Employee Director Equity Compensation Plan (the “2005 Directors’ Plan”), each non-employee director may elect to have all or any portion of his or her cash fees converted into shares of common stock at the market price of the stock on the last day of the quarter for which the fees are paid. The 2005 Directors’ Plan also provides for equity grants to non-employee directors as follows: (1) a one-time award of restricted stock or restricted stock units (“RSUs”) having a fair market value of $150,000 (or the equivalent value in the form of stock options) upon the initial election of a non-employee director to the Board, subject to vesting at a rate of one-third per year over three years following the date of grant, and (2) annual grants of restricted stock or RSUs having a fair market value of up to $55,000 (or the equivalent value in the form of stock options) upon a non-employee director’s re-election to the Board, subject to vesting in full after one year. Under the 2005 Directors’ Plan, the Board has the discretion to adjust, upward or downward, the dollar value of the initial grants, up to a maximum of $200,000, and the dollar value of annual grants, up to a maximum of $80,000. In December 2006, the Board increased the value of annual grants under the 2005 Directors’ Plan to $70,000, effective January 1, 2007, based on an independent compensation analysis and study of peer company practices prepared by Cook.
Awards granted pursuant to the 2005 Directors’ Plan that are attributable to the directors designated to the Board by Blackstone pursuant to the Amended Shareholders’ Agreement (the “Blackstone Shareholder Designees”) are granted to Blackstone instead of the individual Blackstone Shareholder Designee. Under policies adopted by the Apollo/Blackstone Investors, no initial grant will be made if the Apollo/Blackstone Investors select a new Shareholder Designee to succeed a current Shareholder

Designee. Also, no outstanding grants will be forfeited in the case of a Blackstone Shareholder Designee who is replaced.
In 2006, we made annual grants of restricted stock having a fair market value of $55,000 to each non-employee director who was re-elected to the Board. There were no new non-employee directors elected to the Board in 2006 other than Shareholder Designees of the Apollo/Blackstone Investors. Those directors were not entitled to receive initial grants under the policies described above.
Employee directors do not receive additional compensation for service on the Board or its committees. Employee directors also are not eligible to participate in the 2005 Directors’ Plan, but are eligible to participate in our other incentive stock plans.
The following table sets forth the compensation paid to our non-employee directors for their service in 2006:
Director Compensation — 2006

	Fees Earned or
Name	Paid in Cash (1)	Stock Awards (2) (3)	Total
Robert M. Agate	$81,875	$55,000	$136,875
Leon D. Black (4)	10,000	—	10,000
Charles H. Cotros	61,000	55,000	116,000
James W. Crownover	75,500	55,000	130,500
Stephanie Drescher (5)	22,333	—	22,333
David I. Foley (6)	48,000	55,000	103,000
Joshua J. Harris (7)	49,000	55,000	104,000
Dennis R. Hendrix	67,000	55,000	122,000
J. Tomilson Hill (6)	11,000	—	11,000
Nolan Lehmann	81,875	55,000	136,875
Steven Martinez (4)	46,000	55,000	101,000
James A. Quella	60,000	55,000	115,000
Antony P. Ressler (5)	31,666	55,000	86,666

Total	$645,249	$550,000	$1,195,249

(1)	Consists of the cash fees paid to each director, as described under “Cash Compensation”, above. The annual retainer is pro-rated for directors who served during a portion of 2006. Cash fees and stock awards paid or payable to Messrs. Foley, Hill, and Quella were paid directly to Blackstone Management Partners III, L.L.C. Messrs. Agate, Black, and Ressler elected to convert all of their cash fees into 6,952, 816, and 2,702 shares of our common stock, respectively.

(2)	For each director other than Messrs. Black and Hill and Ms. Drescher, the amounts shown represent the grant date fair value computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), of 4,568 shares of restricted stock granted on May 25, 2006, pursuant to the 2005 Directors’ Plan. See “Equity-Based Compensation”, above. These shares of restricted stock vest on May 17, 2007. As described under “Equity-Based Compensation”, awards granted under the 2005 Directors’ Plan that are attributable to Messrs. Foley and Quella, as the Blackstone Shareholder Designees, were instead granted to Blackstone. The following table sets forth (a) the grant date fair value of RSUs granted to each director in 2006, as computed in accordance with SFAS 123(R), and (b) the aggregate number of unvested shares of restricted stock held by each of our non-employee directors at December 31, 2006:

			Market Value
	Grant Date	Number of Shares	of Shares of Stock
	Fair Value of	of Stock That	That Have
Name	Restricted Stock	Have Not Vested (#)	Not Vested ($) (a)
Robert M. Agate	$55,000	4,568	$56,141
Leon D. Black	—	—	—
Charles H. Cotros	55,000	4,568	56,141
James W. Crownover	55,000	4,568	56,141
Stephanie Drescher	—	—	—
David I. Foley	55,000	4,568	56,141
Joshua J. Harris (b)	55,000	—	—
Dennis R. Hendrix	55,000	4,568	56,141
J. Tomilson Hill	—	—	—
Nolan Lehmann	55,000	4,568	56,141
Steven Martinez	55,000	4,568	56,141
James A. Quella	55,000	4,568	56,141
Antony P. Ressler (b)	55,000	—	—

	(a)	Calculated based upon the closing market price of our common stock on December 29, 2006, which was $12.29 per share.

	(b)	Messrs. Harris and Ressler resigned as directors during 2006 and forfeited their 2006 unvested restricted stock grant under the 2005 Director’s Plan upon resignation.

(3)	See Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). The following table sets forth the aggregate number of vested stock options held by each of our non-employee directors as of December 31, 2006. There were no unvested stock options held by our non-employee directors as of December 31, 2006.

	Number of Securities
	Underlying Unexercised	Option Exercise	Option
Name	Options (#) Exercisable	Price ($)	Expiration Date
Robert M. Agate	25,000	$8.00	05/18/2010
	10,000	17.01	05/23/2011
	10,000	11.08	05/29/2012
	10,000	8.83	05/21/2013
	10,000	12.60	05/21/2014
Leon D. Black	—	—	—
Charles H. Cotros	25,000	12.34	07/22/2014
	240,000	9.06	10/04/2010
James W. Crownover	25,000	10.19	12/12/2012
	10,000	8.83	05/21/2013
	10,000	12.60	05/21/2014
Stephanie Drescher	—	—	—
David I. Foley	—	—	—
Joshua J. Harris	—	—	—
Dennis R. Hendrix	25,000	16.88	07/02/2007
	10,000	26.38	05/28/2008
	10,000	19.81	06/29/2009
	10,000	6.00	05/03/2010
	10,000	17.01	05/23/2011
	10,000	11.08	05/29/2012
	10,000	8.83	05/21/2013
	10,000	12.60	05/21/2014
J. Tomilson Hill	—	—	—
Nolan Lehmann	10,000	16.88	07/02/2007
	10,000	26.38	05/28/2008
	10,000	19.81	06/29/2009
	10,000	6.00	05/03/2010
	10,000	17.01	05/23/2011
	10,000	11.08	05/29/2012
	10,000	8.83	05/21/2013
	10,000	12.60	05/21/2014
Steven Martinez	—	—	—
James A. Quella	—	—	—
Antony P. Ressler	—	—	—

(4)	Mr. Black resigned as a director on March 16, 2006. Mr. Black’s annual cash retainer for 2006 was pro-rated through his date of resignation. On March 16, 2006, the Board elected Mr. Martinez to fill the vacancy created by Mr. Black’s resignation. Mr. Martinez’s annual cash retainer for 2006 was pro-rated to correspond to the date of his election to the Board. Mr. Black was and Mr. Martinez is a Shareholder Designee appointed by Apollo. See “Voting Agreements Regarding the Election of Directors”.

(5)	Mr. Ressler resigned as a director on July 28, 2006. Mr. Ressler’s annual cash retainer for 2006 was pro-rated through his date of resignation and he forfeited his 2006 unvested restricted stock grant under the 2005 Directors’ Plan upon resignation. On August 25, 2006, the Board elected Ms. Drescher to fill the vacancy created by Mr. Ressler’s resignation. Ms. Drescher’s annual cash retainer for 2006 was pro-rated to correspond to the date of her election to the Board. Mr. Ressler was and Ms. Drescher is a Shareholder Designee appointed by Apollo. See “Voting Agreements Regarding the Election of Directors”.

(6)	Mr. Hill resigned as a director on March 16, 2006. Mr. Hill’s annual cash retainer for 2006 was pro-rated through his date of resignation. On March 16, 2006, the Board elected Mr. Foley to fill the vacancy created by Mr. Hill’s resignation. Mr. Foley’s annual cash retainer for 2006 was pro-rated to correspond to the date of his election to the Board. Mr. Hill was and Mr. Foley is a Blackstone Shareholder Designee. See “Voting Agreements Regarding the Election of Directors”.

(7)	Mr. Harris resigned as a director effective November 21, 2006. Mr. Harris’ annual cash retainer for 2006 was pro-rated through his date of resignation and he forfeited his 2006 unvested restricted stock grant under the 2005 Directors’ Plan upon resignation. See “Voting Agreements Regarding the Election of Directors”.

Stock Ownership and Retention Guidelines for Directors. In February 2006, the Board, acting through a special subcommittee, approved stock ownership and retention guidelines in order to encourage our directors to acquire and retain ownership of a significant number of shares of our common stock while they serve as our directors. Under the guidelines, each non-employee director is expected to hold shares of our common stock having a value equal to five times his or her annual cash retainer. The expected number of shares to be held was initially calculated as five times the annual cash retainer divided by a fixed stock price of $8.00 per share. The fixed stock price was reviewed by the Compensation Committee in December 2006 and was adjusted to $11.50. All non-employee directors will be expected to retain 50% of all shares (after deducting shares to satisfy applicable tax obligations incurred as the result of any exercise or vesting event) received from our company in any manner until their ownership threshold is met. In some instances, a Shareholder Designee director may instruct that any awards issuable to such Shareholder Designee director instead be issued to his or her designating person or affiliate. In these instances, the ownership test will be applied to the designating person or affiliate.

THE AUDIT COMMITTEE REPORT
The Audit Committee operates under a written charter approved by the Governance Committee and the full Board. The Audit Committee assists the Board in its oversight of (i) the integrity of our company’s consolidated financial statements, (ii) our company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of our company’s independent auditor, and (iv) the performance of our company’s internal audit function and independent auditors. Management has the primary responsibility for our company’s consolidated financial statements and internal control over financial reporting. Our company’s independent auditors are responsible for reporting on our company’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.
In exercising our oversight function, we have reviewed and discussed with management and the independent auditors the quarterly operating results and the annual consolidated financial statements prior to their issuance. We have reviewed with management (i) its evaluation of the design and operations of internal control over financial reporting, (ii) the quality of the accounting principles applied, (iii) the reasonableness of significant accounting judgments and estimates, and (iv) the clarity of disclosures in the consolidated financial statements.
We have discussed with our company’s head of internal audit and the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the head of internal audit and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and Chief Financial Officer of our company the processes that they have undertaken to evaluate the accuracy and fair presentation of our company’s consolidated financial statements and the effectiveness of our company’s disclosure controls and procedures.
We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS 89 and SAS 90. The Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from our company and its management. We understand the need for our independent auditors to maintain objectivity and independence in its audit of our company’s financial statements. We have considered whether the independent auditors’ provision of non-audit services to our company is compatible with the independent auditors’ independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the consolidated financial statements for inclusion in our company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

Submitted by the Audit Committee:

Robert M. Agate – Chairman
James W. Crownover
Dennis R. Hendrix
Nolan Lehmann

PRINCIPAL ACCOUNTANT FEES AND SERVICES
A summary of the services billed by PricewaterhouseCoopers LLP for the 2006 and 2005 fiscal years is as follows (in thousands):

	2006	2005
Audit Fees (1)	$2,942.0	$2,560.7
Audit-Related Fees (2)	366.3	170.5
Tax Fees (3)	21.2	12.0
All Other Fees (4)	6.5	3.2

(1)	Audit Fees for the years ended December 31, 2006 and 2005 related to services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting included in our Form 10-K, for the reviews of the financial statements included in our Form 10-Qs, in connection with capital markets transactions such as comfort letters and consents, and in connection with reviews of other documents filed with the SEC.

(2)	Audit-Related Fees for the years ended December 31, 2006 and 2005 were primarily for related services with respect to employee benefit plan audits, subsidiary financial statement audits, and agreed-upon procedures engagements.

(3)	Tax Fees for the years ended December 31, 2006 and 2005 were for assistance with tax compliance requests.

(4)	All Other Fees for the year ended December 31, 2006 and 2005 pertained to an annual license for access to a financial reporting accounting literature research database.
The Audit Committee’s policy is to pre-approve all audit and permissible audit-related services provided by the independent auditors. The Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related, tax and other services, for the upcoming or current fiscal year. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, derived from filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of our common stock on March 20, 2007, by: (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of our company’s common stock, (ii) each of our current directors and each of the NEOs, and (iii) all current directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

	Common Stock and Common
Name of Person or Identity of Group (1)	Stock Equivalents (2)		Percentage
Apollo Investment Fund III, L.P.
Apollo Overseas Partners III, L.P.
Apollo (U.K.) Partners III, L.P.
Apollo Investment Fund IV, L.P.
Apollo Overseas Partners IV, L.P.
Apollo/AW LLC
AIF III/AWI/RR LLC c/o Apollo Advisors, II, L.P. 10250 Constellation Blvd, Suite 2900 Los Angeles, CA 90067	32,764,897	(3)	8.9%
Blackstone Capital Partners II and III Merchant Banking Fund L.P.
Blackstone Offshore Capital Partners II and III L.P.
Blackstone Family Investment Partnership II and III L.P. c/o Blackstone Management Associates II L.L.C. 345 Park Avenue, 31st Floor New York, NY 10154	48,055,016	(4)	13.0%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	29,212,760		7.9%
FMR Corporation 82 Devonshire St. Boston, MA 02109	23,335,192		6.3%
Goldman Sachs Asset Mgmt., L.P. 32 Old Slip New York, NY 10005	20,274,686		5.5%
EARNEST Partners, LLC. 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	22,616,340		6.1%
John J. Zillmer	713,265	(5)	*
Robert M. Agate	121,605	(6)	*
Charles H. Cotros	279,568	(7)	*
James W. Crownover	68,574	(8)	*
Stephanie Drescher	32,764,897	(9)	8.9%
Edward A. Evans	79,102	(10)	*
William J. Flynn	11,511	(11)	*
David I. Foley	48,055,016	(12)	13.0%
Peter S. Hathaway	593,042	(13)	*
Dennis R. Hendrix	153,113	(14)	*
Nolan Lehmann	190,130	(15)	*
Steven Martinez	32,769,465	(9)	8.9%
James A. Quella	48,055,016	(12)	13.0%
Donald W. Slager	703,173	(16)	*
John M. Trani	11,511	(17)	*
All directors and executive officers as a group (15 persons)	83,749,075		22.6%

*	Does not exceed one percent.

(1)	Unless otherwise indicated, the address of each person or group listed above is 18500 North Allied Way, Phoenix, AZ 85054.

(2)	Includes shares of common stock that may be acquired upon the exercise of options within 60 days of March 20, 2007, restricted stock units that will vest within 60 days of March 20, 2007, and shares of restricted stock outstanding as of March 20, 2007 as to which the holder has the right to vote.

(3)	This total represents shares held by Apollo Investment Fund III, L.P. (12,685,315 shares, representing 39%), Apollo Overseas Partners III, L.P. (833,180 shares, representing 3%), Apollo (UK) Partners III, L.P. (515,943 shares, representing 2%), Apollo

Investment Fund IV, L.P. (15,644,540 shares, representing 48%), Apollo Overseas Partners IV, L.P. (871,206 shares, representing 3%), Apollo/AW LLC (2,202,099 shares, representing 7%), and AIF III/AWI/RR LLC (12,614 shares, representing less than 1%), (collectively, the “Apollo Investors”). Apollo Advisors II, L.P., Apollo Advisors IV, L.P. and/or Apollo Management, L.P. (and together with affiliated investment managers, “Apollo Advisors”) which serve as general partner and/or manager for each of the Apollo Investors, each of which is affiliated with one another. Ms. Drescher and Mr. Martinez are principals of Apollo Advisors and each disclaims beneficial ownership of the indicated shares.

(4)	This total represents shares held by Blackstone Management Associates II L.L.C. (“Blackstone Associates”) which serves as general partner for each of Blackstone Capital Partners II Merchant Banking Fund L.P. (6,611,545 shares, representing 14%), Blackstone Offshore Capital Partners II L.P. (1,962,386 shares, representing 4%), Blackstone Family Investment Partnership II L.P. (657,937 shares, representing 1%), Blackstone Capital Partners III Merchant Banking Fund L.P. (30,668,235 shares, representing 64%), Blackstone Family Investment Partnership III L.P. (2,320,500 shares, representing 5%), and Blackstone Offshore Capital Partners III L.P. (5,686,265 shares, representing 12%) (collectively, the “Blackstone Investors”). The total also includes 14,012 shares owned by and 9,136 shares of restricted stock issued to Blackstone Management Partners III L.L.C. (“Blackstone Advisor”), the investment advisor to certain of the Blackstone Investors, and 125,000 shares that may be acquired on the exercise of options by Blackstone Advisor.

(5)	Includes (a) 482,337 shares of common stock that may be acquired on the exercise of options; and (b) 65,837 shares of restricted stock that are not yet vested but that Mr. Zillmer has the right to vote.

(6)	Includes (a) 65,000 shares of common stock that may be acquired on the exercise of options; and (b) 4,568 shares of restricted stock that are not yet vested but that Mr. Agate has the right to vote.

(7)	Includes (a) 265,000 shares of common stock that may be acquired on the exercise of options; and (b) 4,568 shares of restricted stock that are not yet vested but that Mr. Cotros has the right to vote.

(8)	Includes (a) 45,000 shares of common stock that may be acquired on the exercise of options; and (b) 4,568 shares of restricted stock that are not yet vested but that Mr. Crownover has the right to vote.

(9)	Includes (i) 32,764,897 shares beneficially owned by the Apollo Investors; and (ii) 4,568 shares of restricted stock issued to Mr. Martinez. Each of Ms. Drescher and Mr. Martinez disclaims beneficial ownership of shares owned by the Apollo Investors.

(10)	Includes 59,700 shares of common stock that may be acquired on the exercise of options held by Mr. Evans.

(11)	Represents 11,511 shares of restricted stock that are not yet vested but that Mr. Flynn has the right to vote.

(12)	Includes (i) 47,906,868 shares beneficially owned by the Blackstone Investors, (ii) 14,012 shares owned by and 9,136 shares of restricted stock issued to Blackstone Advisor, and (iii) 125,000 shares that may be acquired on the exercise of options by Blackstone Advisor. Messrs. Foley and Quella are principals of Blackstone Associates and each disclaims beneficial ownership of the shares owned by the Blackstone Investors and Blackstone Advisor.

(13)	Includes (a) 422,600 shares of common stock that may be acquired on the exercise of options; (b) 36,429 shares of restricted stock units that are not yet vested but that Mr. Hathaway has the right to vote; and (c) 25,000 shares of common stock that may be acquired on the exercise of options held by the Hathaway Family Limited Partnership (the “Hathaway FLP”). Mr. Hathaway disclaims beneficial ownership of shares underlying the options held by the Hathaway FLP except to the extent of his pecuniary interest therein.

(14)	Includes (a) 95,000 shares of common stock that may be acquired on the exercise of options; and (b) 4,568 shares of restricted stock that are not yet vested but that Mr. Hendrix has the right to vote. Mr. Hendrix is not standing for re-election at the Annual Meeting.

(15)	Includes (a) 80,000 shares of common stock that may be acquired on the exercise of options; and (b) 4,568 shares of restricted stock that are not yet vested but that Mr. Lehmann has the right to vote.

(16)	Includes (a) 536,600 shares of common stock that may be acquired on the exercise of options; and (b) 48,571 shares of restricted stock units that are not yet vested but that Mr. Slager has the right to vote.

(17)	Represents 11,511 shares of restricted stock that are not yet vested but that Mr. Trani has the right to vote.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, as amended, requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the forms we have received, we believe that during the year ended December 31, 2006, all filing requirements applicable to our directors, executive officers and greater than 10% stockholders were timely met, except for the late filing of a Form 5 for Peter S. Hathaway. In February 2007, Mr. Hathaway filed a late report on Form 5 to disclose a gift of stock options to a family limited partnership in June 2000.
EXECUTIVE OFFICERS
Our executive officers serve at the pleasure of the Board and are subject to annual appointment by the Board at its first meeting following the Annual Meeting of stockholders. Following is a list of all of our current executive officers. Biographical information about each of our current executive officers follows the table.

Name	Age	Position Held
John J. Zillmer	51	Chairman of the Board of Directors and Chief Executive Officer
Donald W. Slager	45	President and Chief Operating Officer
Peter S. Hathaway	51	Executive Vice President and Chief Financial Officer
Edward A. Evans	54	Executive Vice President and Chief Personnel Officer
Timothy R. Donovan	51	Executive Vice President, General Counsel, and Corporate Secretary
See “Election of Directors – Information Regarding the Nominees” for biographical information about Mr. Zillmer.
Donald W. Slager was appointed President in addition to his role as Chief Operating Officer in January 2005. Prior to that, Mr. Slager served as Executive Vice President and Chief Operating Officer from June 2003 to January 2005, and as Senior Vice President, Operations from December 2001 to June 2003. Previously, Mr. Slager served as Vice President — Operations from February 1998 to December 2001, as Assistant Vice President — Operations from June 1997 to February 1998, and as Regional Vice President of the Western Region from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District from 1992 to 1996. Before our company’s acquisition of National Waste Services in 1992, he served at National Waste Services as General Manager from 1990 to 1992 and in other management positions with that company since 1985.
Peter S. Hathaway was appointed Executive Vice President and Chief Financial Officer in June 2003. Previously, Mr. Hathaway served as Senior Vice President, Finance from August 2000 to June 2003, as Chief Accounting Officer from February 1995 to January 2001, and as a Vice President from May 1996 to August 2000. From May 1996 through April 1997, Mr. Hathaway also served as Treasurer. From September 1991 through February 1995, he was employed by Browning-Ferris Industries, Inc. (“BFI”) as Controller and Finance Director for certain Italian operations. From 1979 through September 1991, Mr. Hathaway served in the audit division of Arthur Andersen LLP in Colorado, Italy, and Connecticut, most recently in the position of Senior Manager.
Edward A. Evans was appointed Executive Vice President, Human Resources and Organizational Development in September 2005. In October 2005, Mr. Evans’ title was changed to Executive Vice President and Chief Personnel Officer. Prior to joining our company, Mr. Evans was the founding director of the Center for Entrepreneurship in the School of Hotel Administration at Cornell University in Ithaca, New York, beginning in November 2004. Mr. Evans served in various senior level positions with ARAMARK Corporation between January 1991 and November 2004, most recently as Senior Vice President – Human Resources for the Uniform and Career Apparel Group. From June 1975 to January 1991, Mr. Evans served in senior management and general management positions with Marriott Corporation and Saga Corporation, which was acquired by Marriott in 1986.
Timothy R. Donovan became our Executive Vice President, General Counsel, and Corporate Secretary in April 2007. Prior to joining our company, Mr. Donovan served in various senior positions with Tenneco Inc. from July 1999 until his resignation in February 2007, most recently as Executive Vice President, Strategy and Business Development, and General Counsel. Mr. Donovan also served as a member of

Tenneco’s Board of Directors from March 2004 until his resignation in February 2007. Mr. Donovan was an attorney with the law firm of Jenner & Block from September 1982, until his resignation in September 1999, and was a partner in that firm from 1989 until September 1999. He also is a director of John B. Sanfilippo & Son, Inc., where he is a member of its Audit, Compensation, Nomination, and Governance Committees.
EXECUTIVE COMPENSATION
Compensation Discussion And Analysis
The Compensation Committee has responsibility for (a) discharging the Board’s responsibilities relating to the compensation of our company’s CEO and other executives, and (b) reviewing and reporting on the continuity of executive leadership for our company. The Compensation Committee’s duties include approving the compensation structure for our CEO, reviewing the compensation structure for each of our other NEOs as listed on the “Summary Compensation Table”, and reviewing and coordinating annually with the Governance Committee of our Board of Directors with respect to the compensation structure for our directors. See “Election of Directors – Board Committees and Corporate Governance – The Management Development/Compensation Committee” for more information regarding the Compensation Committee and its processes.
The Compensation Committee establishes and maintains our executive compensation program through internal evaluations of performance, comparison to benchmarks and other objective data, consultation with various executive compensation consultants, and analysis of compensation practices in industries where our company competes for qualified executive talent. The Compensation Committee determines whether or not our compensation programs have met their goals primarily by analyzing total compensation paid relative to the overall performance of individual executives and the overall financial performance of our company, as well as by considering other factors, including executive retention rates and customer satisfaction. The Compensation Committee reviews our compensation programs and philosophy regularly, particularly in connection with its evaluation and approval of changes in the compensation structure for a given year. Periodic reviews throughout 2006 led to the elimination of any future Long Term Incentive Plan performance cycles, a shift in the allocation of equity awards toward stock options rather than RSUs, and the implementation of Stock Ownership and Retention Guidelines, all as discussed below.
Objectives of Our Compensation Program
The compensation program for our NEOs is designed to attract, retain, incentivize, and reward talented executives who can contribute to our company’s growth and success and thereby build value for our stockholders over the long term. Our company’s executive compensation program is organized around four fundamental principles, as follows:
The Compensation Program for Our NEOs Should Enable Us to Compete for First-Rate Executive Talent. Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. Historically, the Compensation Committee set overall target compensation, including base salaries, near the 75th percentile relative to a comparison group. In 2005, the Committee evaluated our company’s compensation philosophy and decided it would be more appropriate to target a compensation package for NEOs that, under ordinary circumstances, will deliver base salaries at or above the 50th percentile of the base salaries delivered by certain peer companies with which we compete for executive talent (the “Peer Group”), while structuring other elements of the compensation package for NEOs to deliver total compensation that may be at or above the 75th percentile of the total compensation delivered by the Peer Group if certain performance goals are achieved. This change in philosophy will be gradually put into effect. The objective is to ensure that our compensation structure is effective and that the compensation our company pays or awards is commensurate with the returns delivered to shareholders.

To assist it in making this comparison, the Compensation Committee engages Cook to provide information regarding compensation practices of the Peer Group. In 2006, the Peer Group consisted of the following companies:

Industry Peer Group	Revenue Peer Group
Aleris International, Inc.	Automatic Data Processing, Inc.
Casella Waste Systems, Inc.	Aramark Corporation
Metal Management, Inc.	The Brink’s Company
Republic Services, Inc.	C. H. Robinson Worldwide, Inc.
Waste Connections, Inc.	Cintas Corporation
Waste Industries USA, Inc.	CSX Corporation
Waste Management, Inc.	Norfolk Southern Corporation
Waste Services, Inc.	Pitney Bowes, Inc.
WCA Waste Corporation	Ryder System, Inc.
Telephone & Data Systems, Inc.
United Auto Group, Inc.
YRC Worldwide, Inc.
The companies listed under “Industry Peer Group” reflect other publicly traded companies in the same industry as our company. The companies listed under “Revenue Peer Group” reflect other publicly traded business-to-business, capital intensive, service-based companies with fiscal 2005 revenues ranging from approximately $2.5 billion to $11 billion and median revenue of $7.1 billion. At the request of the Compensation Committee, in 2006 Cook expanded the list of companies included in the Peer Group to ensure that the group was sufficiently representative of the companies and industries with which our company competes for employees.
The Compensation Committee uses “benchmark” comparisons to the Peer Group to ensure that it is acting responsibly and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Committee compares numerous elements of executive compensation (i.e., base salaries, annual incentive compensation, long-term cash and equity-based incentives, retirement benefits, and certain material perquisites) to establish whether our proposed compensation programs are competitive with those offered by members of the Peer Group.
A Substantial Portion of NEO Compensation Should Be Performance-Based. The Compensation Committee designs our executive compensation program to reward superior performance in a number of ways. In 2006, the Compensation Committee recommended, and our Board and stockholders approved, the Executive Incentive Compensation Plan (the “EICP”). Whether and to what extent our company will pay incentives to our executives under the EICP depends entirely on the extent to which the company-wide, individual, or other goals set by the Compensation Committee pursuant to that plan are attained. See “The Elements of our Executive Compensation – Cash Incentive Compensation”, below. In addition, a substantial portion of executive compensation is delivered in the form of equity-based awards, as discussed below. For 2007, the equity granted to executives was only in the form of stock options from which executives will derive benefit only if the market value of our common stock increases.
A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards. The Compensation Committee designs our executive compensation program to provide a substantial portion of total NEO compensation in the form of equity-based compensation. The Committee believes equity-based compensation provides an incentive to build value for our company over the long term, which helps to align the interests of our NEOs with the interests of our stockholders and creditors. For 2006, the Compensation Committee granted to our NEOs stock options and RSUs that, in each case, vest solely based on the passage of time. As part of the 2007 executive compensation package, in December 2006 the Compensation Committee granted to our NEOs stock options that vest solely based on the passage of time. The Committee believes that time-vested equity awards encourage long-term value creation and executive retention because executives can realize value from such awards only if they remain employed with our company at least until the awards vest.

Our Compensation Program for NEOs Should Be Fair and Should Be Perceived as Such, Both Internally and Externally. The Compensation Committee seeks to accomplish this goal by comparing the compensation that we provide to our NEOs (a) to the compensation provided to officers of the companies included in the Peer Group, as a means to measure external fairness; and (b) to other senior employees of our company, as a means to measure internal fairness.
Our Compensation Programs are Designed to Reward Overall Company Performance
Our company designs its executive compensation programs so that an individual’s total compensation is directly correlated with company and, in some cases, individual performance. Our executive compensation program emphasizes performance-based annual incentives because they permit the Compensation Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and long-term strategic direction that the Board has set for our company.
For 2006, the Committee expanded the focus beyond EBITDA and individual goals to include Return on Invested Capital and Free Cash Flow as performance measures. Inclusion of the additional measures was intended to ensure that our management’s decisions are balanced to consider earnings generation, cash flow, and the use of capital. The Committee believed these goals more closely align incentive compensation with our company’s goals of improving its return on invested capital and reducing debt over the long term. The Committee believed that inclusion of these additional performance measures would encourage executives and other employees to focus on the overall performance of, and creation of value to, our company as reflected by the various integrated measures, rather than on any single measure. For 2006, the Compensation Committee and company management also placed greater emphasis on developing goals that were specific to and appropriate for each level of management.
In structuring our company’s executive incentive compensation program for 2007, the Compensation Committee continued the focus on EBITDA, Return on Invested Capital, and Free Cash Flow as the metrics used for our incentive compensation program for NEOs, but eliminated individual performance goals. The Committee believes that at this time in our company’s development, it is more appropriate to align the compensation structure to these three company performance metrics only. We disclose performance targets to each member of management that is eligible to receive incentive compensation to ensure that each member understands our goals and the related potential incentive compensation.
The Elements of Our Executive Compensation Program
The elements of our executive compensation program are as follows:
•	Cash compensation in the form of base salary and incentive compensation (performance-based bonuses);

•	Equity-based awards;

•	Deferred compensation plans; and

•	Other components of compensation.
In addition, the employment agreements with each of our executive officers provide for certain retirement benefits and potential payments upon termination of employment for a variety of reasons, including a change in control of our company. Each of the elements of our executive compensation program is discussed in the following paragraphs.
Cash Compensation. We include base salary as part of each NEO’s compensation package because the Compensation Committee believes it is appropriate that some portion of the NEO’s compensation be provided in a fixed amount of cash. We include performance-based annual incentives because they permit the Compensation Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Compensation Committee believes are consistent with the overall goals and long-term strategic direction that the Board has set for our company.
Base Salary. Each executive officer’s employment agreement specifies a minimum level of base salary for the executive. The Compensation Committee, however, is free to set each NEO’s salary at any higher level that it deems appropriate. Accordingly, the Compensation Committee generally evaluates and sets the base salaries for our NEOs annually. Changes in each NEO’s base salary on a year-over-year basis depend upon the Compensation Committee’s assessment of company and individual performance. In February 2006 and February 2007, the Compensation Committee set each NEO’s base salary, as follows:

	2006-2007	2007-2008
Name	Base Salary	Base Salary
John Zillmer	$875,500	$925,000
Donald Slager	772,500	800,000
Peter Hathaway	597,400	615,000
Edward Evans	432,600	446,000
Steven Helm	433,527	— *

*	Mr. Helm retired in August 2006.
Assuming target performance levels are met, the amount of cash compensation that we provide in the form of salary generally is used as a measure for the amount of annual cash incentive under our incentive plan, which is described below. For 2006, the targeted annual cash incentive for each of the NEOs was 100% of base salary, except for our CEO, who had a targeted incentive percentage of 115% of base salary. These weightings reflect the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total cash compensation is tied to the achievement of specific performance goals.
Cash Incentive Compensation. The EICP is a performance-based incentive plan that provides additional cash or equity-based compensation to NEOs only if, and to the extent that, performance conditions set by the Compensation Committee are met. The Compensation Committee sets the performance criteria and target incentive compensation for each NEO under a Senior Management Incentive Plan or other plan for each year, which is established under the EICP at the outset of each year. In determining the amount of target annual incentives under the EICP, the Compensation Committee considers several factors, including:
(i)	the target incentives set, and actual incentives paid, in recent years;

(ii)	the desire to ensure that a substantial portion of total compensation is performance-based; and

(iii)	the advice of Cook as to compensation practices at other companies in the Peer Group.
Our company uses an iterative process to develop the performance objectives that will be used to determine whether and to what extent NEOs will receive payments under the EICP. Based on a review of business plans, members of management, including the CEO and Chief Personnel Officer, develop preliminary recommendations for review by the Compensation Committee. The Compensation Committee reviews management’s preliminary recommendations and establishes final goals. In establishing final goals, the Compensation Committee strives to ensure that the incentives provided by the EICP are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious so as to provide a meaningful incentive, and that bonus payments, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the Compensation Committee.
As described under ”Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Annual Cash Incentive Compensation”, the Compensation Committee established the 2006 Senior Management Incentive Plan (the “2006 Senior MIP”) under the EICP. The 2006 Senior MIP utilized a combination of overall company financial performance goals, weighted at 80%, and individual performance goals, weighted at 20%. The three overall company financial measures under the 2006 Senior MIP were weighted as follows:
•	Year-over-year Company Consolidated EBITDA Growth: 70%

•	Return on Invested Capital: 15%

•	Free Cash Flow: 15%
See “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Annual Cash Incentive Compensation” for a description of each of the company financial measures.
The Compensation Committee selected year-over-year Company Consolidated EBITDA Growth, Return on Invested Capital, and Free Cash Flow as the relevant company-wide performance criteria because the Committee believes that these criteria are consistent with the overall goals and long-term strategic direction that the Board has set for our company. Further, these criteria are closely related to or reflective of our company’s financial and operational improvements, growth, and return to stockholders. EBITDA is an important non-GAAP valuation tool that potential investors use to measure our company’s profitability against other companies in our industry. Return on Invested Capital focuses attention on how efficiently and effectively management deploys our capital. Sustained returns on invested capital in excess of our company’s cost of capital creates value for our stockholders over the long term. Free Cash Flow is another non-GAAP measurement tool that our management uses to assess how well we are achieving our goal of reducing our outstanding debt over time, which also contributes to creation of value for our stockholders and creditors. While each of these metrics is important on a stand-alone basis, the Committee believes the combined focus on all three of these metrics will help drive overall operational success for our company.
The Compensation Committee strives to set the threshold, target, and stretch (i.e. maximum) company performance goals at levels such that the relative likelihood that our company will achieve such goals remains consistent from year to year. The Compensation Committee set company performance goals under the 2006 Senior MIP as follows:
•	Threshold performance goals for each of the financial measures were set at levels that reflected a slight improvement over our company’s actual results in fiscal 2005;

•	Target performance goals were set at levels that corresponded to the fiscal 2006 budget amounts for each of the financial measures; and

•	Stretch performance goals were set at levels that were higher than the budget amounts for each of the financial measures. The Compensation Committee believed that each of the stretch performance goals was aggressive but attainable by our company.
The Compensation Committee structured incentive payments under the 2006 Senior MIP so that our company would provide significant rewards to executive officers for superior performance, make smaller payments if our company achieved financial performance levels that exceed the threshold level of required performance but did not satisfy the target levels, and not make incentive payments if our company did not achieve the threshold minimum corporate financial performance levels established at the beginning of the fiscal year. The maximum annual incentive payment for our CEO under the 2006 Senior MIP was the lesser of 230% of his base salary or $5,000,000, and the maximum annual incentive payment for each of the other NEOs under the 2006 Senior MIP was the lesser of 150% of base salary or $3,000,000.
As stated above, the Compensation Committee selected individual objectives pursuant to which each of the NEOs was eligible to receive up to 20% of his incentive compensation under the 2006 Senior MIP. These individual objectives included measures on topics such as driver and employee turnover, safety, succession planning, capital management and strategic planning.
As described under “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Annual Cash Incentive Compensation”, in February 2007 the Compensation Committee certified that (a) our company’s EBITDA for 2006 was between the target and stretch financial performance goals for year-over-year Company Consolidated EBITDA Growth and (b) our Return on Invested Capital and Free Cash Flow for 2006 exceeded the stretch goals for these performance criteria. The Committee also determined that each of the NEOs achieved his individual performance goals under the 2006 Senior MIP. Accordingly, we paid cash incentive compensation to each of the NEOs for 2006 as set forth under “Executive Compensation – Summary Compensation Table”.
The aggregate payout percentage with respect to company performance targets was 132% of target for each NEO, except the CEO. The aggregate payout percentage with respect to company performance targets for the CEO was 164% of target. By way of comparison, in 2005, our company achieved performance for EBITDA in excess of threshold level, but below target, which resulted in a payout percentage with respect to company performance of 36% of each participant target award opportunity. In 2004, our company failed to achieve the threshold level for EBITDA and no payout was made with respect to company performance.
In February 2007, the Compensation Committee adopted the 2007 Senior Management Incentive Plan (the “2007 Senior MIP”) under the EICP. The Compensation Committee established company performance goals under the 2007 Senior MIP with respect to EBITDA, Return on Invested Capital, and Free Cash Flow but did not set any individual performance goals for 2007. As described above, the Compensation Committee set the threshold, target, and stretch company performance goals under the 2007 Senior MIP at levels such that the likelihood that our company will achieve those goals is consistent with goals set in previous years. As described under “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Annual Cash Incentive Compensation”, each NEO may convert a portion of his incentive compensation under the 2007 Senior MIP into RSUs, with a 50% matching contribution of additional RSUs by our company. The Compensation Committee adopted this feature of the 2007 Senior MIP in order to encourage executives to take a portion of their incentive compensation in the form of equity-based compensation, which will more closely align their interests with the interests of our stockholders.
In 2002, our company established a Long-Term Incentive Plan (the “LTIP”) under which the NEOs and certain other key employees participate during performance periods established by the Compensation Committee. The last LTIP performance period was implemented for the 2005-2007 performance cycle. In 2006, the Compensation Committee determined not to implement any further LTIP performance cycles after 2005. Instead, the Committee decided that our company would provide long-term compensation in the form of regular annual grants of stock options that vest based upon the executive’s continued service with our company. The Compensation Committee believes that these option grants will provide appropriate long-term incentive opportunities tied directly to stock price appreciation, which will align our executives’ interests with the interests of our stockholders. In February 2007, the Compensation Committee certified that our company had not achieved the goals set for the 2004-2006 LTIP performance cycle. Accordingly, our company did not pay any LTIP awards to the NEOs for the 2004-2006 performance cycle.
Equity Compensation. As described above, our company provides a substantial portion of NEO compensation in the form of equity awards because the Compensation Committee believes that such awards serve to encourage our executives to create value for our company over the long-term, which aligns the interests of our NEOs with the interests of our stockholders and creditors. We currently make equity awards to our NEOs pursuant to our 2006 Incentive Stock Plan (the “2006 Stock Plan”), which provides for awards in the form of stock options, restricted stock, restricted stock units, and other equity-based awards. The mix of cash and equity-based awards, as well as the types of equity-based awards, granted to our NEOs varies from year to year.

Each year, the Compensation Committee generally approves an equity award or awards for each NEO. The amount of the award depends on the Compensation Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, the Compensation Committee considers various factors, such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs and the practices of other companies in the Peer Group, as reported to the Compensation Committee by Cook. In addition, the Compensation Committee considers individual performance, individual pay relative to peers, and the value of already outstanding grants in determining the size and type of equity-based awards to each NEO. The Compensation Committee believes that a mix of equity and cash compensation provides balance by incentivizing the NEOs to pursue specific short and long-term performance goals and value creation while aligning the NEOs’ interests with our stockholders’ and creditors’ interests. The Compensation Committee considered the value of existing equity grants and the components of total annual compensation in determining the appropriate grant value for each NEO for the 2006 annual grant, which was granted December 30, 2005. The selected grant value was allocated between options and RSUs based on the recommendations provided by Cook.
For the 2007 annual grant, Cook (1) recommended ranges for the size of equity awards to be made to our NEOs based on Peer Group criteria and (2) reviewed the proposed NEO grants in relation to salaries and other elements of NEO compensation. For example, Cook recommended that the value of the aggregate equity grants to our NEOs, non-NEOs, and non-employee directors on an annual basis should be approximately 0.5% of our company’s market capitalization. Ultimately, the Compensation Committee approved grants of equity awards to each of the NEOs that were within ranges recommended by Cook. Such grants reflect overall compensation performance considerations, including past performance, future potential performance, and executive retention.
Based upon the advice of a previous compensation consultant, in previous years our company shifted its equity-based awards for senior management from stock options to RSUs. Beginning with the 2006 annual grant, Cook advised the Compensation Committee that we should return to stock options as our primary form of equity-based compensation because options provide long-term incentive opportunities that are tied directly to share price appreciation, which more closely aligns the NEOs’ interests with our stockholders’ interests. In order to transition our equity grants back to options, for 2006 our NEOs generally received 70% of the total value of their 2006 equity awards in the form of stock options and 30% in the form of RSUs, with the exception of the CEO, who received approximately 50% of the total value in stock options and 50% in the form of RSUs. These allocations effectively increased the proportion of the equity award granted in options, which are of value to the executive only upon an increase in the market price of our common stock. In December 2006, the Compensation Committee approved equity-based grants to the NEOs for 2007 solely in the form of stock options that vest based upon the executive’s continued service with our company. See “Executive Compensation – Grants of Plan-Based Awards During 2006”.
During 2006, the Compensation Committee also developed a new compensation philosophy of granting equity compensation with intrinsic value to management personnel below the NEO level who make significant contributions to the financial performance of our company. Accordingly, in December 2006 our company granted RSUs to certain “top performers” identified by our senior management. Top performers were defined as the top 10% of performers in each relevant employee level. The NEOs were not eligible for this grant.
Practices Regarding the Grant of Options and Other Equity-Based Awards. Our company generally makes grants to our NEOs and other senior management on a once-a-year basis. Accordingly, the Compensation Committee makes all such grants of options or other equity-based awards to our executive officers either at the last regularly scheduled meeting of each year or at the first regularly scheduled meeting of the following year. The Compensation Committee granted equity-based awards for 2006 on December 30, 2005. These awards were effective immediately for the NEOs other than our CEO, and were effective on January 3, 2006, in the case of our CEO. The effective date of the grant for our CEO was subsequent to the action date due to individual grant limits within our plan. The Compensation Committee granted equity-based awards to our NEOs and other executives for 2007 at its regularly scheduled meeting on December 5, 2006. The Compensation Committee retains the discretion to make additional awards to NEOs at other times in connection with the initial hiring of a new officer, for retention purposes, or otherwise. We do not have any program, plan or practice to time annual or ad hoc grants of stock options or other equity-based awards in coordination with the release of material non-public information or otherwise.
All option awards made to our NEOs, or any of our other employees or directors, are made pursuant to our 2006 Stock Plan with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 2006 Stock Plan to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices or lowest prices of our common stock in a period preceding, surrounding or following the grant date. While the Compensation Committee’s Charter permits delegation of the Compensation Committee’s authority to grant options in certain circumstances, all grants to NEOs are made by the Compensation Committee itself and not pursuant to delegated authority. From time to time the Compensation Committee authorizes our CEO to make a limited number of grants to new employees and other non-NEOs in accordance with the Committee’s guidelines and with the consent of the Chair of the Compensation Committee.
Deferred Compensation Plans. Our deferred compensation plans allow certain employees, including the NEOs, to defer the receipt of salary and/or bonus payments and to defer the settlement of RSUs. We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The deferred compensation plans were implemented to motivate and ensure the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation payments. We believe that our deferred compensation plans are important retention and recruitment tools for our company, as many of the companies with which we compete for executive talent provide a similar plan to their senior employees.
Other Components of Compensation. Our company provides certain other forms of compensation and benefits to the CEO and the other executive officers, including perquisites and 401(k) matching contributions, as discussed below. The Compensation Committee has reviewed these other components of compensation in relation to the total compensation of the CEO and the other NEOs, and determined that they are reasonable and appropriate.
Perquisites. Our NEOs receive various perquisites provided by or paid for by our company. These perquisites include automobile allowances, memberships in social and professional clubs, and personal tax and financial planning services. We provide these perquisites because many companies in the Peer Group provide similar perquisites to their named executive officers, and we believe that it is necessary that we do the same for retention and recruitment purposes.
The Compensation Committee regularly reviews the perquisites that we provide to our NEOs in an attempt to ensure that the perquisites continue to be appropriate in light of the Compensation Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our stockholders. For example, during 2006 the Board reviewed our company’s policy regarding personal use of the corporate aircraft and determined that this was not an appropriate use of company resources. As a result, after July 2006 our employees were no longer permitted to use our corporate aircraft for non-business purposes.
401(k) Plan. We maintain a 401(k) Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation, through voluntary deferrals, for their eventual retirement. The 401(k) Plan permits employees to make such deferrals in a manner that is relatively tax efficient. Our company may, in its discretion, match employee deferrals. For the 2006 plan year, our company made matching contributions equal to up to 50% of the first 5% of compensation deferred by employees (subject to IRS limits and non-discrimination testing).

Supplemental Retirement Compensation. We have a Supplemental Executive Retirement Plan (the “SERP”) for our NEOs and certain other members of senior management. See “Executive Compensation – Retirement Plans” for a description of these retirement benefits. The Compensation Committee believes that this plan serves a critically important role in the retention of our senior executives, as these executives must complete a minimum number of years of service and, in some cases, attain a certain minimum age, to be eligible for benefits. The plan thereby encourages our most senior executives to remain employed by us and to continue their work on behalf of our stockholders.
Our Chief Financial Officer participates in a tax-qualified defined benefit pension plan sponsored by Browning-Ferris Industries, Inc., under which he has not earned any new benefits since the plan was frozen in 1999. Otherwise, we do not have any tax-qualified defined benefit pension plan for any of our NEOs.
Post-Termination Compensation. We have entered into employment agreements with certain members of our senior management team, including each of the NEOs. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances, including in the event of a “change in control”. See “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements” and “Executive Compensation – Potential Payments upon Termination or Change in Control” for a description of these severance and change in control benefits.
The Compensation Committee believes that these severance and change in control arrangements are an important part of overall compensation for our NEOs because they help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
The executive employment agreements also contain provisions that prohibit the executive from disclosing our company’s confidential information and that prohibit the executive from engaging in certain competitive activities or soliciting any of our employees, customers, potential customers, or acquisition prospects. An executive will forfeit his right to receive post-termination compensation if he breaches these or other restrictive covenants in the employment agreements. We believe that these provisions help ensure the long-term success of our company.
Stock Ownership and Retention Guidelines
In February 2006, the Board established stock ownership and retention guidelines for our directors and executive officers. See “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Stock Ownership and Retention Guidelines for Executive Officers” and “Compensation of Directors – Stock Ownership and Retention Guidelines for Directors” for a description of these guidelines. These guidelines are designed to encourage our directors and executive officers to increase and maintain their equity stake in our company and thereby to more closely link their interests with those of our stockholders.
The Effect of Regulatory Requirements on Our Executive Compensation
Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”) provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Code Section 162(m). Our company attempts to structure its compensation programs such that compensation paid will be tax deductible by our company whenever that is consistent with our company’s compensation philosophy. The deductibility of some types of compensation payments, however, can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our company’s control, also can affect deductibility of compensation.
Our company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of our company’s strategic goals and to enhance long-term stockholder value. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Code Section 162(m). The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the Compensation Committee to be consistent with our company’s compensation policies and in the best interests of our company and its stockholders.
Of the compensation paid to each of the NEOs in 2006, the following amounts were not deductible by our company under Code Section 162(m):

John J. Zillmer	$420,298
Donald W. Slager	593,515
Peter S. Hathaway	516,071
Edward A. Evans	70,716
Steven M. Helm	—
As a result of the nondeductibility of these amounts for tax purposes, the incremental tax cost to our company was $584,539.
Code Section 409A. Code Section 409A generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Although complete guidance regarding Code Section 409A has not been issued, the Compensation Committee takes Code Section 409A into account in determining the form and timing of compensation paid to our executives. Our company operates and administers its compensation arrangements in accordance with a reasonable good faith interpretation of the new rules.
Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code Sections 280G and 4999”) limit our company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. The Compensation Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our NEOs. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.
Accounting Rules. Various rules under generally accepted accounting practices determine the manner in which our company accounts for grants of equity-based compensation to our employees in our financial statements. The Compensation Committee takes into consideration the accounting treatment of alternative grant proposals under SFAS 123(R) when determining the form and timing of equity compensation grants to employees, including our NEOs. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation to our employees.
Conclusions
During 2006 and the first three months of 2007, the Compensation Committee took the actions described in this Compensation Discussion and Analysis in order to enhance and improve the effectiveness of our executive compensation policies by placing greater emphasis on performance-based compensation and through other refinements to our executive compensation structure, including the following:

•	utilizing stock options exclusively for NEO equity-based compensation for 2007 because they are inherently more performance-based than RSUs;

•	focusing on company-wide financial performance goals and measures and eliminating individual objectives for NEOs because of the difficulty in measuring achievement of an individual’s objectives;

•	adding the feature in the 2007 Senior MIP that allows participants to convert up to 40% of their incentive compensation into RSUs, with an additional 50% matching contribution by our company; and

•	deciding not to implement any further LTIP performance cycles in favor of a greater emphasis on equity awards.
The Compensation Committee reviewed all components of the NEOs’ compensation for 2006 and proposed compensation for 2007, as described above, including the potential payouts under the severance and change in control provisions in each of the NEOs employment agreements. A detailed tally sheet setting forth each of the above components and affixing dollar amounts under various payout scenarios was prepared for and reviewed by the Compensation Committee. Updated tally sheets are included in meeting materials for each Compensation Committee meeting and the Committee regularly reviews these updated tally sheets. The Compensation Committee also takes the following factors into consideration, although none of these factors are persuasive individually or in the aggregate:
•	Each NEO’s total compensation, including the value of all outstanding equity awards granted to the NEO, and future compensation opportunities;

•	Internal pay equity;

•	Our stock ownership and retention policies;

•	The competitive environment for recruiting NEOs, including what the relevant competitors pay; and

•	The need to provide each element of compensation and the amounts targeted and delivered.
When the Compensation Committee considers any individual component of an executive’s total compensation, it takes into consideration the aggregate amounts and mix of all components of the officer’s compensation, including accumulated (realized and unrealized) option and restricted stock grants. Based on this review, the Compensation Committee concluded that the amounts payable to each NEO under each individual element, as well as the NEO’s total compensation in the aggregate, were reasonable and not excessive, as well as consistent with the guidelines suggested by Cook. The Compensation Committee further concluded that our company’s executive compensation programs meet our objectives of attracting, retaining, incentivizing, and rewarding talented executives who can contribute to our long-term success and thereby build value for our stockholders.

Compensation Committee Interlocks And Insider Participation
During fiscal 2006, none of the members of the Compensation Committee was a current or former officer or employee of our company, except for Charles H. Cotros, who served as our interim Chief Executive Officer from September 2004 through May 2005. During fiscal 2006, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 or Item 407(e)(4)(iii) of Regulation S-K.
Compensation Committee Report
The Management Development/Compensation Committee (the “Compensation Committee”) of the Board of Directors oversees our company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management/Development Compensation Committee: Nolan Lehmann (Chair) Charles H. Cotros Stephanie Drescher James A. Quella

Summary Compensation Table
The following table provides summary information about compensation expensed or accrued by our company during the fiscal year ended December 31, 2006, for (a) our Chief Executive Officer, (b) our Chief Financial Officer, (c) the two other executive officers other than our CEO and CFO serving at the end of the fiscal year ended December 31, 2006, and (d) one additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of fiscal 2006 (collectively, the “Named Executive Officers” or “NEOs”):
Summary Compensation Table

					Non-Equity	Change in
Name and Principal			Stock	Option	Incentive Plan	Pension	All Other
Position(s)	Year	Salary	Awards (1)	Awards (2)	Compensation (3)	Value (4)	Compensation (5)	Total
John J. Zillmer	2006	$869,125	$524,279	$1,275,512	$1,650,500	$385,826	$184,313	$4,889,555
Chairman of the Board of Directors and Chief Executive Officer

Donald W. Slager	2006	766,875	507,910	248,660	1,019,400	509,958	38,909	3,091,712
President and Chief Operating Officer

Peter S. Hathaway	2006	593,050	416,740	139,186	788,400	583,880	36,604	2,557,860
Executive Vice President and Chief Financial Officer

Edward A. Evans	2006	429,450	70,716	269,494	570,900	140,759	113,775	1,595,094
Executive Vice President and Chief Personnel Officer

Steven M. Helm	2006	303,647	1,257,970	634,984	—	270,875	140,729	2,608,205
Executive Vice President, General Counsel and CorporateSecretary (6)

(1)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal 2006 with respect to shares of restricted stock and restricted stock units, as determined pursuant to SFAS 123(R). See Note 11 to the Consolidated Financial Statements included our Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). For further information on these awards, see the Grants of Plan-Based Awards table in this “Executive Compensation” section of this proxy statement. Under the terms of his employment, Mr. Helm forfeited 18,805 RSUs when he retired. There were no other forfeitures of RSUs by any of the NEOs in 2006.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes in each fiscal year with respect to options granted, as determined pursuant to SFAS 123(R). See Note 11 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). For further information on these awards, see the Grants of Plan-Based Awards table in this “Executive Compensation” section of this proxy statement. There were no forfeitures of options by any of the NEOs in 2006.

(3)	The amounts shown in this column constitute payments made under the 2006 Senior MIP. Awards under the 2006 Senior MIP were calculated and paid in 2007 but are included in compensation for 2006, the year in which they were earned. See “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table” for more information regarding the 2006 Senior MIP.

(4)	The amounts shown in this column represent the increase in actuarial values of each of the executive officer’s benefits under our SERP during fiscal 2006. In addition, Mr. Hathaway participates in a tax-qualified pension plan sponsored by Browning-Ferris Industries, Inc., under which no new benefits have been earned since the plan was frozen in 1999. The change in actuarial value of this benefit is included for Mr. Hathaway.

(5)	A breakdown of the amounts shown in this column for 2006 for each of the NEOs is set forth in the following table.

	Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans	Mr. Helm
Perquisites and other personal benefits	$178,813	$33,409	$31,104	$108,275	$16,791
Payments in connection with retirement	—	—	—	—	115,306
401(k) matching contribution	5,500	5,500	5,500	5,500	5,055
Tax gross-up	—	—	—	—	3,577

Total	$184,313	$38,909	$36,604	$113,775	$140,729

Payments to Mr. Helm in connection with his retirement reflect an adjustment during the first six months following his retirement in accordance with Code Section 409A. The difference between the adjusted amounts paid to Mr. Helm and the amounts to which he is otherwise entitled will be paid upon the expiration of the six-month period. Perquisites and other personal benefits, other than corporate aircraft usage, are valued at actual amounts paid to each provider of such perquisites and other personal benefits. No personal use of our aircraft was permitted after July 2006. Personal usage prior to that date is calculated using an incremental cost methodology. This methodology calculates the incremental cost to our company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hanger fees; supplies; passenger ground transportation; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of company aircraft, and the cost of maintenance not related to trips. The following table sets forth the types of perquisites and other personal benefits that we paid for or provided to our NEOs and the amount that we paid for perquisites and other personal benefits during 2006:

	Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans	Mr. Helm
Personal use of company aircraft	$168,517	$12,292	$—	$91,918	$—
Automobile allowance	7,200	7,200	7,200	7,200	4,985
Club dues	3,096	3,800	4,016	2,320	1,207
Income tax and planning services	—	10,117	19,888	6,837	2,599
Other personal benefits	—	—	—	—	8,000

Total	$178,813	$33,409	$31,104	$108,275	$16,791

(6)	Mr. Helm retired from his position with our company effective August 31, 2006. See “Executive Compensation – Potential Payments upon Termination or Change in Control” for further discussion regarding the terms of Mr. Helm’s retirement.
Grants of Plan-Based Awards During 2006
The following table sets forth certain information with respect to grants of awards to the NEOs under our non-equity and equity incentive plans during 2006.
Grants Of Plan-Based Awards — 2006

						All Other Stock	All Other Option		Exercise or	Grant Date
						Awards:	Awards: Number		Base Price	Fair Value of
			Estimated Possible Payouts Under			Number of	of Securities		of Option	Stock and
	Grant	Action	Non-Equity Incentive Plan Awards (1)			Shares of Stock	Underlying		Awards	Option
Name	Date	Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)		($/Sh)	Awards ($) (2)

John J. Zillmer	01/03/06	12/30/05	$—	$—	$—	160,000 (3)	—		$—	$1,424,000
	01/03/06	12/30/05	—	—	—	—	495,000	(4)	8.90	2,128,500
	02/09/06	02/09/06	50,341	1,006,825	2,013,650	—	—		—	—
	12/05/06	12/05/06	—	—	—	—	425,000	(5)	12.91	2,486,250
Donald W. Slager	02/09/06	02/09/06	38,625	772,500	1,158,750	—	—		—	—
	12/05/06	12/05/06	—	—	—	—	166,600	(5)	12.91	974,610
Peter S. Hathaway	02/09/06	02/09/06	29,870	597,400	896,100	—	—		—	—
	12/05/06	12/05/06	—	—	—	—	83,300	(5)	12.91	487,305
Edward A. Evans	02/09/06	02/09/06	21,630	432,600	648,900	—	—		—	—
	12/05/06	12/05/06	—	—	—	—	83,300	(5)	12.91	487,305
Steven M. Helm (6)	02/09/06	02/09/06	21,676	433,527	650,291	—	—		—	—

(1)	Amounts shown represent awards granted under the 2006 Senior MIP, which was established pursuant to the EICP. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Amounts are considered earned in 2006 although they were not paid until 2007.

(2)	Represents the grant date fair value of each award as determined pursuant to SFAS 123(R).

(3)	Consists of RSUs awarded as part of our annual grant for 2006. The RSUs granted to the other NEOs as part of the annual grant for 2006 were made effective December 30, 2005 and, therefore, do not appear on this table. All of such RSUs were granted under the 2006 Stock Plan and vest at the rate of 20% per year on each of the first through fifth anniversaries of the grant date.

(4)	Consists of options to purchase shares of our common stock awarded as part of our annual grant for 2006. The options granted to the other NEOs as part of the annual grant for 2006 were made effective December 30, 2005 and, therefore, do not appear on this table. All of such options were granted under the 2006 Stock Plan and vest at the rate of 20% per year on each of the first through fifth anniversaries of the grant date.

(5)	Consists of options to purchase shares of our common stock awarded as part of our annual grant for 2007 compensation. The options were granted under the 2006 Stock Plan and vest at the rate of 25% per year on each of the first through fourth anniversaries of the grant date.

(6)	Mr. Helm retired from his position with our company effective August 31, 2006. Under the terms of his employment, he forfeited any payment under the 2006 Senior MIP when he retired.
Narrative to Summary Compensation Table and Plan-Based Awards Table
Employment Agreements. During 2006, all of the NEOs were employed pursuant to agreements with our company. Each employment agreement sets forth, among other things, the NEO’s base salary, bonus opportunities, entitlement to participate in our benefit plans and to receive equity awards, and post-termination benefits and obligations. On March 2, 2007, the Compensation Committee, through its Chairman to whom authority had been granted by the Compensation Committee at its special meeting on February 16, 2007, approved amended and restated employment agreements for each of the NEOs. The amendments were made in order to bring certain provisions of the agreements into compliance with Code Section 409A, as well as to make certain substantive changes to the terms of the agreements, as described under “Executive Compensation – Potential Payments upon Termination or Change in Control”.
Messrs. Zillmer and Evans have employment agreements with initial terms that expire on May 27, 2007 and September 19, 2007, respectively. Thereafter, each of the agreements will automatically renew for one-year periods, unless terminated by either party pursuant to the terms of the agreement. The employment agreements with Messrs. Slager and Hathaway automatically renew for one-year periods, unless the agreement is terminated by either party pursuant to the terms of the agreement.
Mr. Helm’s employment agreement terminated in connection with his retirement from our company on August 31, 2006. See “Executive Compensation – Potential Payments upon Termination or Change in Control – Retirement of Steven M. Helm”.
On February 28, 2007, our company and Timothy R. Donovan entered into an employment agreement under which Mr. Donovan now serves as our Executive Vice President, General Counsel, and Corporate Secretary. The employment agreement has a term of two years, beginning on April 11, 2007. Thereafter, the agreement will automatically renew for one-year periods, unless the agreement is terminated by either party pursuant to the terms of the agreement. On the effective date of Mr. Donovan’s employment agreement, we will grant to Mr. Donovan (1) options to acquire up to 150,000 shares of our company’s common stock at an exercise price equal to the closing market price of the common stock on that date, and (2) 10,000 RSUs. Both Mr. Donovan’s options and RSUs will vest in four equal installments on each anniversary of the effective date of his employment agreement, beginning on the first anniversary of that effective date. In addition, within 30 days of the effective date of Mr. Donovan’s employment agreement, we will pay him a $200,000 cash signing bonus.
Each employment agreement specifies a minimum level of base salary for the executive, but gives the Compensation Committee authority to increase the executive’s base salary from time to time. The Compensation Committee generally evaluates and sets the base salaries for our NEOs on an annual basis. The base salary for each of our NEOs for 2006-2007 and 2007-2008 is set forth under “Executive Compensation – Compensation Discussion and Analysis – The Elements of Our Executive Compensation Program – Cash Compensation”. Under his employment agreement, we will pay Mr. Donovan a base salary of $500,000 per year, subject to increase at the discretion of the Board or the Compensation Committee.
The employment agreements also provide that each executive is entitled to (a) annual cash incentive compensation in an amount to be determined by the Board, up to the maximum amount permitted under our annual incentive compensation plan(s), which was 150% of the executives base salary (230% of base salary in the case of Mr. Zillmer) for 2006; (b) twenty days paid leave; (c) an automobile allowance of $600 per month; (d) club membership dues; (e) participation in incentive, savings, retirement, deferral and stock plans maintained by our company for its executive officers; (f) participation in welfare benefit plans maintained by our company for its executive officers; (g) reimbursement of business expenses; and (h) indemnification and directors’ and officers’ insurance coverage.
Mr. Zillmer’s employment agreement provides that while Mr. Zillmer remains employed by our company, he will retain at least 50% of the net shares received upon the exercise of options or vesting of restricted stock (after deducting shares to satisfy applicable tax obligations incurred as the result of any exercise or vesting event) until such time as he has accumulated stock with a value of at least three times his annual salary. In addition, in 2005 our company paid Mr. Zillmer $300,000 to cover expenses incurred in relocating to the Phoenix-Scottsdale metropolitan area.
Messrs. Evans’ and Donovan’s employment agreements provide that while the executive remains employed by our company, he will retain at least 50% of the net shares received upon the exercise of options or vesting of RSUs (after deducting shares to satisfy applicable tax obligations incurred as the result of any exercise or vesting event) until such time as he has accumulated stock with a value of at least two and one-half times his annual salary. In addition, in 2005 our company paid Mr. Evans (1) a one-time signing bonus of $150,000 and (2) $200,000 to be used to cover expenses associated with relocating to the Phoenix-Scottsdale metropolitan area.
The employment agreements also provide for severance payments upon termination of employment as a result of death or disability, termination by our company without cause, termination by the executive for good reason, or termination in connection with a change in control. In addition, the employment agreements provide for payments upon retirement if age and/or length of service requirements have been met. See “Executive Compensation – Potential Payments Upon Termination or Change in Control” for a description of these provisions in the employment agreements.
Annual Cash Incentive Compensation. In February 2006, the Board approved the EICP. Our stockholders approved the EICP at the 2006 Annual Meeting. The EICP is designed to preserve the tax deductibility under Code Section 162(m) of payments made to our CEO and the other four most highly compensated executives in any given year. The performance period under the EICP is our company’s fiscal year or such other period as may be designated by the Compensation Committee. In no event, however, will any performance period be less than six months or more than five years.
Under the EICP, our CEO is eligible for an award for each performance period in an amount equal to up to 0.50% of our Operating Income Before Depreciation and Amortization (as defined in the EICP) for that performance period. Each of the participants in the EICP other than our CEO is eligible for an award for each performance period in an amount equal to up to 0.25% of Operating Income Before Depreciation and Amortization for such performance period. Notwithstanding the foregoing, the maximum award that may be paid under the EICP to our CEO for any fiscal year of our company is the lesser of (a) an amount equal to 0.50% of Operating Income Before Depreciation and Amortization, or (b) $5.0 million, and the maximum award that may be paid to any participant other than our CEO for any fiscal year of our company is the lesser of (i) an amount equal to 0.25% of Operating Income Before Depreciation and Amortization, or (ii) $3.0 million.
Subject to the foregoing limitations, the Compensation Committee may condition payment of an award upon the satisfaction of such objective or subjective standards as the Compensation Committee determines to be appropriate, in its sole and absolute discretion, and the Compensation Committee will retain the discretion to reduce the amount of any award that would otherwise be payable to a participant, including reducing such amount to zero. In February 2006, the Compensation Committee approved the 2006 Senior MIP, which established the 2006 performance goals under the EICP. The Compensation Committee used the 2006 Senior MIP as part of its objective and subjective standards to determine whether or not to exercise its discretion to reduce the amount of any award that would otherwise be payable to a participant with respect to 2006 under the EICP. Under the 2006 Senior MIP, the incentive payment was calculated based upon achievement of one or both of (a) company performance goals (weighted at 80%), and (b) individual objectives (weighted at 20%). This allocation reflected the Committee’s view that the allocation toward individual objectives should be reduced over time. The performance goals were as follows:
1.	Overall Company Performance Goals: Achievement of overall company performance goals (“Company Goals”) was measured based on (a) year-over-year Company Consolidated EBITDA Growth (b) Return on Invested Capital, and (c) Free Cash Flow. EBITDA and EBIT were adjusted to remove the impact of restructuring and severance charges in either 2005 or 2006 to the extent that these charges were included in the results of the corporate office. “Company Consolidated EBITDA Growth” means the aggregate EBITDA for the entire company (i.e., including all subsidiaries and divisions, and all organizational levels). “Return on Invested Capital” means EBIT for the year less taxes at an assumed rate of 40%, divided by the average (based on year-end results) Net Tangible Assets (“NTA”). NTA means (x) total assets less cash, goodwill, and investments in consolidated subsidiaries, minus (y) liabilities excluding all debt, and accrued balances for insurance reserves, interest, closure and post-closure, remediation, derivative liabilities and deferred tax obligations. “Free Cash Flow” means cash flow from operations, less capital expenditures, plus proceeds from fixed asset sales and plus or minus any change in disbursement account. EBIT, Free Cash Flow, and EBITDA include all accruals necessary to pay out Annual Incentives, and were adjusted for material items at the discretion of the Committee.

2.	Individual Objectives: Achievement of individual objectives was measured with respect to each participant. Each participant had two individual objectives that were appropriate for the participant’s position.
In February 2007, the Compensation Committee certified that (a) our company achieved a result between the target and stretch financial performance goals for year-over-year Company Consolidated EBITDA Growth, (b) our company exceeded the stretch 2006 financial goals for both Return on Invested Capital and Free Cash Flow, and (c) each of the participants in the 2006 Senior MIP achieved his individual performance goals for 2006. Accordingly, in February 2007 our company paid annual incentive compensation to the NEOs under the 2006 Senior MIP in the amounts reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
In February 2007, the Compensation Committee approved the 2007 Senior MIP, which established the performance goals for 2007 under the EICP. Each of the participants in the 2007 Senior MIP will have an opportunity to earn an amount of annual incentive equal to a percentage of the participant’s annualized base salary as of December 31, 2007. Our CEO has an opportunity to earn a targeted annual incentive equal to 115% and a stretch annual incentive equal to 230% of his base salary for 2007. Each of our other executive officers has an opportunity to earn a targeted annual incentive equal to 100% and a stretch annual incentive equal to 150% of that officer’s base salary for 2007. Mr. Donovan will be eligible to receive a pro-rated annual incentive under the 2007 Senior MIP.
The 2007 Senior MIP does not utilize any individual objectives. Incentive payments under the 2007 Senior MIP will be calculated based upon achievement of the following company performance goals, which will be weighted relative to their targets as follows:
•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”): 70%
—	For the purposes of the 2007 Senior MIP, “EBITDA” means the aggregate EBITDA for the entire company (i.e., including all subsidiaries, divisions, and organizational levels). EBITDA will be adjusted to remove the impact of (a) restructuring charges and severance charges to the extent that these were included in the results of the Operations Support Center (only), and (b) gains and losses on divestitures, discontinued operations, and non-cash impairments. All adjustments remain at the discretion of the Compensation Committee.

•	Return on Invested Capital: 15%
—	“Return on Invested Capital” means Earnings Before Interest and Taxes (“EBIT”) for the year less taxes at an assumed rate of 40%, divided by the average (based on year-end results) Net Tangible Assets (“NTA”). NTA means (x) total assets less cash, goodwill, any assets arising out of the pension plans, derivative assets, deferred income tax assets and investments in consolidated subsidiaries, minus (y) liabilities excluding all debt and accrued balances for insurance reserves, pension plans, interest, closure and post-closure, remediation, derivative liabilities, and deferred and other long term income tax obligations. EBIT and NTA will be adjusted for the same items as EBITDA.
•	Free Cash Flow: 15%
—	“Free Cash Flow” means cash flow from operations, less capital expenditures, plus proceeds from fixed asset sales plus or minus the change in disbursement account.
EBITDA and EBIT will include all accruals necessary to pay out annual incentives. All measures will be prepared on a consistent basis (i.e., adjusting for material changes caused by new accounting rules or new interpretations of previous accounting rules). All payouts will be interpolated between payout tiers.
The following table provides certain information with respect to potential future payouts to each of our current executive officers under the 2007 Senior MIP:

	Estimated Possible Payouts Under the 2007 Senior MIP (1)
Name	Threshold	Target	Maximum
John J. Zillmer	$53,188	$1,063,750	$2,127,500
Donald W. Slager	40,000	800,000	1,200,000
Peter S. Hathaway	30,750	615,000	922,500
Edward A. Evans	22,300	446,000	669,000
Timothy R. Donovan (2)	16,667	333,333	500,000

(1)	The maximum annual incentive that may be paid to any participant under the 2007 Senior MIP cannot exceed the lesser of (a) 150% (230% in the case of the CEO) of the participant’s annual base salary, or (b) $3,000,000 ($5,000,000 in the case of the CEO).

(2)	Mr. Donovan’s potential future payouts under the 2007 Senior MIP are prorated to reflect his employment with our company on April 11, 2007.
Executives who are selected to participate in the 2007 Senior MIP, including the NEOs, may elect to receive up to 40% of their incentive award payments (if any) under the 2007 Senior MIP in the form of RSUs (“Conversion RSUs”). Participants must make this election no later than June 2007. If and to the extent a participant who makes the election receives a payment under the 2007 Senior MIP, then the participant will receive the number of Conversion RSUs equal to (a) the product of (i) the total award times (ii) the percentage of the award that the participant elected to receive in the form of RSUs, divided by (b) the closing market price of our common stock on December 31, 2007. The Conversion RSUs will be fully vested on the award date and will automatically convert into shares of our common stock on the first anniversary of the award date.
In addition, if a participant elects to receive Conversion RSUs our company will grant a number of additional RSUs equal to 50% of the Conversion RSUs (the “Conversion Match RSUs”). The Conversion Match RSUs will automatically convert into shares of common stock on the second anniversary of the award date, except that the Conversion Match RSUs will automatically be forfeited if the participant’s service with our company terminates for any reason prior to vesting unless otherwise stated in an employment or other written agreement with our company.
Long-Term Cash Incentive Compensation. In 2002, our company established a Long-Term Incentive Plan (“LTIP”) that was designed to (a) provide certain management personnel with a long-term cash incentive component of compensation that relies on financial performance of our company; (b) reward certain management personnel with an opportunity to share in our company’s success; (c) strengthen the link between pay and performance; (d) facilitate the retention of key employees; and (e) balance the focus between short-term and long-term corporate objectives. The Compensation Committee established performance goals for each cycle of the LTIP based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. At the end of each performance cycle, the Compensation Committee determines the actual awards based upon achievement of the performance goals for that cycle.
The Compensation Committee previously established performance cycles under the LTIP for the three-year periods from 2004-2006 and 2005-2007. In February 2006, the Compensation Committee decided not to implement a new LTIP performance cycle beginning in 2006.
LTIP awards for the 2004-2006 performance cycle were payable only if our company achieved specified levels of (1) EBITDA compound annual growth (weighted at 60%), and (2) net average annual debt reduction (weighted at 40%). In February 2007, the Compensation Committee certified that our company had not achieved either (a) the goal with respect to EBITDA compound annual growth for the 2004-2006 performance cycle, or (b) the goal with respect to annual average debt reduction for the 2004-2006 performance cycle. Accordingly, our company did not pay any LTIP awards to the NEOs for the 2004-2006 performance cycle.
LTIP awards for the 2005-2007 performance cycle will be payable only if our company achieves, on an overall basis for the three-year performance cycle, specified goals for average annual cash flow from operations (weighted at 60%) and improvements in the return on invested capital (weighted at 40%). The Compensation Committee believes that these performance goals are aligned with the long-term stockholder value creation goals of increasing operating performance and reducing balance sheet leverage. The Compensation Committee will have discretion to adjust the performance goals for one or more affected cycles if a major acquisition, divestiture, or other extraordinary event results in a significant impact on our ability to achieve such goals.
Actual results between the threshold and target or the target and maximum performance goals for the 2005-2007 LTIP cycle will be interpolated to calculate the actual payout. No award will be earned with respect to a goal if performance does not meet the threshold performance level for such goal. The goals are independent, however, and a partial award can be attained even if one threshold is missed. Pro rata awards based on whole months of active participation and based on actual results will be paid at the end of the performance cycle if an executive’s employment terminates due to death, disability, termination without cause, retirement, or a reduction in force. All awards will be forfeited if the executive voluntarily terminates employment or is discharged for cause. Participants may be given the opportunity to elect to receive some or all of any payment in the form of shares of our common stock. Employees who are otherwise eligible to participate in any of our non-qualified deferred compensation plans are permitted to defer LTIP awards in accordance with the terms of those plans.
Equity-Based Awards. We maintain various equity-based compensation plans, as described under “Equity Compensation Plan Information as of Fiscal Year-End”. In December 2005, the Compensation Committee awarded RSUs and stock options under the 2006 Stock Plan to each of our NEOs, as follows:

	Number of Restricted	Number of Stock	Exercise Price of
Name	Stock Units	Options	Stock Options
Mr. Zillmer	160,000	495,000	$8.90
Mr. Slager	20,000	133,000	$8.74
Mr. Hathaway	9,000	63,000	$8.74
Mr. Evans	17,000	111,000	$8.74
Mr. Helm	9,000	63,000	$8.74
These RSUs and options were intended to be part of the NEO’s compensation for 2006. All of the RSUs and options have a grant date of December 30, 2005, except for Mr. Zillmer’s RSUs and options, which have a grant date of January 3, 2006. These RSUs and options vest at the rate of one-fifth on each of the first through fifth anniversaries of the grant date.
In December 2006, the Compensation Committee awarded stock options under the 2006 Stock Plan to each of our NEOs, as described under “Executive Compensation – Plan-Based Awards During 2006”. These options are intended to be part of the NEOs’ compensation for 2007.
Stock Ownership and Retention Guidelines for Executive Officers. In February 2006, the Board, acting through a special subcommittee, approved stock ownership and retention guidelines in order to encourage our executive officers to acquire and retain ownership of a significant number of shares of common stock while they serve as directors or officers of our company. Under the guidelines, persons who are designated by the Board as “executive officers” of our company under the Exchange Act are expected to hold shares of common stock having a value as set forth in the table below. Each person designated as an executive officer will be expected to retain 50% of all shares (after deducting shares used to satisfy applicable tax obligations incurred as a result of any exercise or vesting event) received from our company in any manner until their ownership threshold is met.

Multiple of
Position (1)	Base Salary (2)
Chairman of the Board	3x
Chief Executive Officer	3x
President	3x
Executive Vice President	2.5x

(1)	An officer’s highest position will determine the ownership guideline that he must attain.

(2)	“Base salary” is determined as of the date the guidelines were adopted and thereafter at the beginning of each year of the executive’s employment term. The stock price initially was a fixed price of $8.00 per share. The stock price was reviewed in December 2006 and adjusted to $11.50. The impact of changes in both base salary and stock price will be reviewed at least annually.
Salary and Cash Incentive Awards in Proportion to Total Compensation. As noted under “Executive Compensation – Compensation Discussion and Analysis“, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. The following table sets forth the percentage of each NEO’s total compensation that we paid in the form of base salary and cash incentive awards under the 2006 Senior MIP.

Percentage of Total
Name	Compensation
Mr. Zillmer	52%
Mr. Slager	58%
Mr. Hathaway	54%
Mr. Evans	63%
Mr. Helm	12%

Fiscal Year-End Holdings of Equity-Based Awards
The following table sets forth certain information regarding equity-based awards held by each of the NEOs as of December 31, 2006.
Outstanding Equity Awards at Fiscal Year-End — 2006

	Option Awards						Stock Awards
										Unearned Shares, Units or
	Number of Unexercised						Units of Stock That Have			Other Rights That Have Not
	Options (#)						Not Vested			Vested
											Equity
										Equity	Incentive Plan
										Incentive	Awards:
					Option	Option			Market	Plan	Market or
					Exercise	Expiration	Number of		Value of	Awards:	Payout Value
Name	Exercisable		Unexercisable		Price ($)	Date	Shares (#)		Shares ($) (1)	Number (#)	($) (1)

John J. Zillmer	316,669		683,331	(2)	$7.68	05/27/2015	—		$—	—	$—
	—		495,000	(3)	8.90	01/03/2016	—		—	—	—
	—		425,000	(4)	12.91	12/05/2016	—		—	—	—
	—		—		—	—	34,169	(5)	419,937	—	—
	—		—		—	—	160,000	(3)	1,966,400	—	—
	—		—		—	—	—		—	50,000 (6)	614,500
Donald W. Slager	30,000		—		$21.19	02/26/2008	—		—	—	—
	80,000		—		21.06	12/29/2008	—		—	—	—
	175,000		—		13.31	04/06/2009	—		—	—	—
	75,000		—		10.32	12/11/2012	—		—	—	—
	150,000		—		9.03	05/22/2013	—		—	—	—
	26,600		106,400	(7)	8.74	12/30/2015	—		—	—	—
	—		166,600	(4)	12.91	12/05/2016	—		—	—	—
	—		—		—	—	194,287	(8)	2,387,787	—	—
	—		—		—	—	13,889	(9)	170,696	—	—
	—		—		—	—	36,000	(10)	442,440	—	—
	—		—		—	—	16,000	(7)	196,640	—	—
Peter S. Hathaway	125,000	(11)	—		$21.06	12/29/2008	—		—	—	—
	150,000		—		13.31	04/06/2009	—		—	—	—
	60,000		—		10.32	12/11/2012	—		—	—	—
	100,000		—		9.03	05/22/2013	—		—	—	—
	12,600		50,400	(7)	8.74	12/30/2015	—		—	—	—
	—		83,300	(4)	12.91	12/05/2016	—		—	—	—
	—		—		—	—	145,713	(8)	1,790,813	—	—
	—		—		—	—	48,571	(12)	596,938	—	—
	—		—		—	—	8,334	(9)	102,425	—	—
	—		—		—	—	24,000	(10)	294,960	—	—
	—		—		—	—	7,200	(7)	88,488	—	—
Edward A. Evans	37,500		112,500	(13)	$8.20	09/19/2015	—		—	—	—
	22,200		88,800	(7)	8.74	12/30/2015	—		—	—	—
	—		83,300	(4)	12.91	12/05/2016	—		—	—	—
	—		—		—	—	15,000	(13)	184,350	—	—
	—		—		—	—	13,600	(7)	167,144	—	—
Steven M. Helm	40,000		—		$21.06	12/29/2008	—		—	—	—
	150,000		—		13.31	04/06/2009	—		—	—	—
	—		—		—	—	33,618	(8)	413,165	—	—
	—		—		—	—	4,445	(9)	54,629	—	—
	—		—		—	—	12,000	(10)	147,480	—	—
	—		—		—	—	3,600	(7)	44,244	—	—

(1)	Calculated based upon the closing market price of our common stock on December 29, 2006, which was $12.29 per share.

(2)	Pursuant to his employment agreement, we granted to Mr. Zillmer options to acquire up to 1,000,000 shares of common stock on May 27, 2005. An aggregate of 200,000 options vested on May 27, 2006, and the remainder vest pro rata each month thereafter over a period of four years. Therefore, 16,667 of these options continue to vest each month.

(3)	These awards were granted to Mr. Zillmer on January 3, 2006, and vest as follows:

Award Type	1/3/2007	1/3/2008	1/3/2009	1/3/2010	1/3/2011
Stock Options	99,000	99,000	99,000	99,000	99,000
RSUs	32,000	32,000	32,000	32,000	32,000

(4)	These options were granted to the NEOs on December 5, 2006, and vest as follows:

Name	12/5/2007	12/5/2008	12/5/2009	12/5/2010
John J. Zillmer	106,250	106,250	106,250	106,250
Donald W. Slager	41,650	41,650	41,650	41,650
Peter S. Hathaway	20,825	20,825	20,825	20,825
Edward A. Evans	20,825	20,825	20,825	20,825

(5)	Pursuant to his employment agreement, we granted to Mr. Zillmer 50,000 shares of restricted stock on May 27, 2005. An aggregate of 10,000 shares vested on May 27, 2006, and the remainder vest pro rata each month thereafter over a period of four years. Therefore, 833 shares of restricted stock continue to vest each month.

(6)	Pursuant to his employment agreement, we granted to Mr. Zillmer 50,000 shares of restricted stock on May 27, 2005, which vest based upon the attainment of certain levels of EBITDA over a period of not longer than seven years beginning on January 1, 2006. The first one-third of these shares vested on February 14, 2007, as the result of the achievement of the target EBITDA specified in Mr. Zillmer’s restricted stock agreement.

(7)	These awards were granted on December 30, 2005. The first tranche of these awards vested on December 30, 2006. The remaining awards vest as follows:

Name	Award Type	12/30/07	12/30/08	12/30/09	12/30/10
Donald W. Slager	Stock Options	26,600	26,600	26,600	26,600
Donald W. Slager	RSUs	4,000	4,000	4,000	4,000
Peter S. Hathaway	Stock Options	12,600	12,600	12,600	12,600
Peter S. Hathaway	RSUs	1,800	1,800	1,800	1,800
Edward A. Evans	Stock Options	22,200	22,200	22,200	22,200
Edward A. Evans	RSUs	3,400	3,400	3,400	3,400
Steven M. Helm	RSUs	1,800	1,800	—	—

(8)	These RSUs were granted to the following NEOs on April 27, 2000, and vest as follows:

Name	4/27/2007	4/27/2008	4/27/2009	4/27/2010
Donald W. Slager	48,571	48,571	48,571	48,574
Peter S. Hathaway	36,429	36,429	36,429	36,426
Steven M. Helm	11,206	11,206	11,206	—

(9)	These RSUs were granted on February 5, 2004, and vested on February 5, 2007.

(10)	These RSUs were granted on January 3, 2005. The first tranche of these RSUs vested on January 3, 2006. The remaining RSUs vest as follows:

Name	1/3/2007	1/3/2008	1/3/2009	1/3/2010
Donald W. Slager	9,000	9,000	9,000	9,000
Peter S. Hathaway	6,000	6,000	6,000	6,000
Steven M. Helm	4,000	4,000	4,000	—

(11)	The number shown includes 25,000 options held by the Hathaway Family Limited Partnership (the “Hathaway FLP”). Mr. Hathaway is a General Partner and a Limited Partner of the Hathaway FLP.

(12)	These RSUs were granted on July 26, 2000, and vest as follows:

7/26/2007	7/26/2008	7/26/2009	7/26/2010
12,143	12,143	12,143	12,142

(13)	These awards were granted on September 19, 2005. The first tranche of these awards vested on September 19, 2006, and the remaining awards vest as follows:

Award Type	9/19/2007	9/19/2008	9/19/2009
Stock Options	37,500	37,500	37,500
RSUs	5,000	5,000	5,000

Option Exercises and Vesting of Stock-Based Awards During Fiscal 2006
The following table sets forth certain information regarding exercises of options and vesting of restricted stock and RSUs held by the NEOs during the year ended December 31, 2006.
Option Exercises And Stock Vested — 2006

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized on
Name	on Exercise (#)	Exercise ($) (1)	Vesting (#) (2)	Vesting ($) (3)
John J. Zillmer	—	$—	15,831	$187,582
Donald W. Slager	96,533	144,800	75,460	950,426
Peter S. Hathaway (4)	100,667	280,097	64,705	797,462
Edward A. Evans	—	—	8,400	94,486
Steven M. Helm	290,090	913,983	116,849	1,319,426

(1)	Calculated based upon the closing market price of our common stock on the date of exercise less the exercise price for such shares, but excluding any tax obligation incurred in connection with the exercise.

(2)	Represents the vesting of restricted stock and RSUs.

(3)	Calculated by multiplying the number of shares or RSUs vested by the closing market price of our common stock on the vesting date, but excluding any tax obligation incurred in connection with such vesting.

(4)	The amounts shown include 28,691 shares acquired upon exercise of options held by the Hathaway FLP, with a value of $76,669 realized upon such exercises.
Retirement Plans
Under our Supplemental Executive Retirement Plan (“SERP”), which was adopted by the Board effective August 1, 2003, and amended and restated most recently on February 9, 2006, we will pay retirement benefits to certain executives employed by our company. The Board selects executives that participate in the SERP. Qualifications to receive retirement payments under the SERP are outlined in schedules attached to the SERP or in each executive’s employment agreement. Each of our NEO’s respective qualification requirements to earn benefits under the SERP is as follows:

	SERP Qualification Requirements
	Years of		Sum of Age and
Name	Service	Age	Years of Service
Mr. Zillmer	10	N/A	N/A
Mr. Slager	20	55	63
Mr. Hathaway	9	55	63
Mr. Evans	10	N/A	N/A
Mr. Helm (1)	9	55	63

(1)	Mr. Helm retired from our company on August 31, 2006. See “Executive Compensation – Potential Payments upon Termination or Change in Control – Retirement of Steven M. Helm”.
Subject to certain contingencies, executives who qualify to participate in the SERP will be entitled to maximum retirement payments for each year during the ten years following retirement in an amount equal to 60% of his average base salary during the three consecutive full calendar years of employment immediately preceding the date of retirement. For purposes of the SERP, years of service include all whole years of employment with our company and with any entity acquired by us beginning with the executive’s initial date of employment with our company or the acquired entity. SERP payments will be made in substantially equal bi-weekly installments beginning as of the first payroll date immediately following the six-month anniversary of the date of termination and continuing until the first payroll date immediately following the ten-year anniversary of the date of termination, except that the first payment will include the amount that would have been paid prior to the actual first payment date if payments began on the first payroll date immediately following the date of termination. In the event of the executive’s death prior to payment of all retirement payments, the balance of any payments will be made to the executive’s surviving spouse, if any, or to any other beneficiary named by the executive at the same time as such payments would have been made to the executive.
Peter S. Hathaway, our Chief Financial Officer, participates in a tax-qualified pension plan sponsored by Browning-Ferris Industries, Inc., under which no new benefits have been earned since the plan was frozen in 1999. Under this plan, Mr. Hathaway is fully vested in his benefit, but cannot receive payment until age 55 or later. Mr. Hathaway can take this benefit in a lump sum or an annuity if he terminates his employment with our company after he reaches age 55.
The following table sets forth certain information with respect to each plan that provides for payments to our NEOs at, following, or in connection with retirement from our company.
Pension Benefits — 2006

			Present Value of	Payments
		Number of Years	Accumulated Benefit	During Last
Name	Plan Name	Credited Service (#)	($) (1)	Fiscal Year ($)
John J. Zillmer	SERP	1	$385,826	$—
Donald W. Slager	SERP	21	1,961,223	—
Peter A. Hathaway	SERP	15	2,151,439	—
	BFI Pension Plan	15	46,195	—
Edward A. Evans	SERP	1	140,759	—
Steven M. Helm	SERP	10	2,052,389	81,957

(1)	The amounts shown in this column represent the actuarial present value of each executive’s accumulated benefit under the SERP and, in the case of Mr. Hathaway, the BFI Pension Plan. These amounts are as determined pursuant to SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). See Note 8 to the consolidated financial statements included in our Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating the accumulated benefit obligation pursuant to SFAS 158.
Nonqualified Deferred Compensation
Our company currently maintains two non-qualified deferred compensation plans that permit eligible employees, including our NEOs, to voluntarily elect to defer up to 100% of base salary, annual incentives, long-term incentives, and RSUs provided that their total deferrals do not reduce their total compensation below the amount necessary to satisfy obligations such as employment taxes and benefit plan payments. Amounts deferred by an executive are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. Our company does not make contributions to participants’ accounts under any of our deferred compensation plans. Distributions are paid in accordance with the participants’ elections with regard to the timing and form of distributions.
The following table sets forth certain information with respect to deferrals of compensation by our NEOs on a basis that is not tax-qualified.
Nonqualified Deferred Compensation — 2006

	Aggregate	Aggregate
	Earnings in	Balance
	Last Fiscal	at Last Fiscal
Name	Year ($) (1)	Year-End ($)
John J. Zillmer	$—	$—
Donald W. Slager	—	—
Peter S. Hathaway	78,049	753,841
Edward A. Evans	—	—
Steven M. Helm	—	—

(1) Amounts in this column are not included in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control
As noted under “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements”, we have entered into employment agreements with each of our NEOs. These agreements provide for certain payments and other benefits if an NEO’s employment with our company is terminated under circumstances specified in his respective agreement, including a “change in control” of our company (as defined in the agreement). An NEO’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause”, “Good Reason”, and “Disability” that are used in those agreements. For purposes of the employment agreements:
•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including the conviction of a felony or any other crime involving our company, the breach of any material term of his employment agreement, the violation of any policies, rules, or regulations of our company, willful or deliberate conduct that exposes our company to potential financial or other injury, fraud, misappropriation of assets, or embezzlement, the willful and deliberate failure or refusal to perform his assigned duties, or the breach of any duty of loyalty to our company.

•	The NEO is said to have Good Reason to terminate his employment (and thereby receive the benefits described below) if we assign the NEO duties that are materially inconsistent with his position, materially diminish the NEO’s position, materially breach any of the provisions of the employment agreement, materially reduce the NEO’s compensation or benefits, require that the NEO relocate permanently to any location without his consent, except where the majority of our executive officers are relocated, or fail to comply with, or prevent or impede the NEO from complying with any legal obligation in a manner that would subject the NEO to liability.

•	The NEO’s employment is said to have been terminated on account of Disability if the NEO has an illness or other disability that prevents the executive from discharging his responsibilities under his employment agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year.
The employment agreements require, as a precondition to the receipt of the payments described below other than unpaid base salary, accrued but unpaid paid leave, and earned but unpaid incentive compensation through the date of termination (the “Unrestricted Payments”), that the NEO sign a release in which he waives all claims that he might have against us and certain associated individuals and entities. The agreements also include provisions that:
•	prohibit the executive from disclosing our company’s confidential information to any person or entity at any time during or after the term of his employment with our company other than as may be necessary to carry out his duties and responsibilities under the agreement or with our company’s prior written consent;

•	require the executive to disclose and assign to our company any information, ideas, concepts, improvements, discoveries, and inventions related to our business, products, or services; and

•	prohibit the executive, during the term of his employment and for a period of up to three years after termination of his employment, from (a) engaging in certain activities that are competitive with our business, (b) soliciting any of our employees to leave his employment with our company, (c) soliciting any customer, potential customer, or acquisition prospect for the purpose of ending or avoiding a business relationship, or (d) using any information regarding actual or potential customers or acquisition targets for any purpose other than to perform his duties under the employment agreement.

The employment agreements provide that if the executive fails to comply with his obligations regarding confidentiality, disclosure and assignment of rights, non-competition, or non-solicitation following termination of his employment, then we will have the right to (a) terminate all payments and benefits payable in connection with the termination of employment, other than the Unrestricted Payments, and (b) recover any and all proceeds realized by the executive subsequent to the date of termination upon vesting, exercise, or sale of common stock granted or issued to him under our compensation plans.
The following table sets forth our payment obligations upon termination of the employment agreement with each of the NEOs, other than Mr. Helm. Mr. Helm retired from our company effective August 31, 2006. Our payment obligations to Mr. Helm in connection with his retirement are described under the heading “Retirement of Steven M. Helm” below. The following table assumes that the termination took place on December 31, 2006, the last day of our most recent fiscal year.

Termination as a Result of
	For Cause or		Good Reason
	Without Good	Death or	or Without			Change in
	Reason	Disability	Cause	Retirement		Control (1)
Unpaid base salary through date of termination	X	X	X	X		X
Accrued but unpaid vacation or paid leave	X	X	X	X		X
Earned but unpaid annual incentive compensation	X	X	X	X		X
Unpaid deferred compensation	X	X	X	X		X
Reimbursements	X	X	X	X		X
Multiple of (a) base salary in effect at termination plus (b) target annual incentive compensation for year in which termination occurs		X (2)	X (3)			X	(4)
Continued medical, dental, and vision benefits (5)		X	X	X		X
Continued vesting under stock plans (6)		X	X	X
Full and immediate vesting under stock plans						X	(7)
Retirement benefits				X	(8)
Outplacement benefits (9)			X			X

(1)	Under the amended and restated employment agreements, each of the executives will be entitled to these payments if the executive’s employment agreement is terminated by the executive for “good reason” or by our company “without cause” within six months preceding or 12 months following the date on which a “change in control” occurs.

(2)	The multiple is 2x in the case of death or disability and the payments are to be made in substantially equal bi-weekly installments beginning as of the first payroll date immediately following the date of death or, in the case of disability, the six-month anniversary of the date of termination and continuing until the first payroll date immediately following the two-year anniversary of the date of death or termination, except that in the case of disability, the first payment will include the amount that would have been paid prior to the actual first payment date if payments began on the first payroll date immediately following the date of termination. The following table sets forth the incremental payment obligations of our company for each of the officers named in the table based on salaries and annual incentive compensation targets for fiscal 2006, assuming the termination occurred on December 31, 2006.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans
$3,764,650	$3,090,000	$2,389,600	$1,730,400

(3)	The multiple is 2x for Messrs. Zillmer and Evans and the multiple is 3x for Messrs. Slager and Hathaway. The payments are to be made in substantially equal bi-weekly installments beginning as of the first payroll date immediately following the six-month anniversary of the date of termination and continuing until the first payroll date immediately following the two-year anniversary (for Messrs. Zillmer and Evans) or the three-year anniversary (for Messrs. Slager and Hathaway) of the executive’s date of termination; provided, however, that the first payment will include the amount that would have been paid prior to the actual first payment date if payments began on the first payroll date immediately following the date of termination. The following table sets forth the incremental payment obligations of our company for each of the officers named in the table based on salaries and annual incentive compensation targets for fiscal 2006, assuming the termination occurred on December 31, 2006.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans
$3,764,650	$4,635,000	$3,584,400	$1,730,400

(4)	The multiple is 3x for Messrs. Zillmer, Slager, Hathaway, and Evans. Such payments in connection with a change in control are to be paid in a lump sum within 30 days after the later of (a) the date of the change in control or (b) the six-month anniversary of the date of termination. The following table sets forth the incremental payment obligations of our company for each of the officers named in the table based on salaries and annual incentive compensation paid for fiscal 2006, assuming a change in control and termination of employment occurred on December 31, 2006.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans
$5,646,975	$4,635,000	$3,584,400	$2,595,600

Each of the amended and restated employment agreements also provides for a modified “gross-up” payment to the executive for excise taxes incurred by the executive under the Code due to cash payments made by our company as a result of termination of employment in connection with a change in control. Our company will be obligated to make a gross-up payment only if (a) the “excess parachute payments” to the executive (as defined in Code Section 280G) exceed the executive’s untaxed safe harbor amount and (b) the closing price of our company’s common stock on the date of the change in control equals or exceeds the “threshold share price” (as described below). The gross-up payment (i) will be capped at 250% of the “base amount” (as defined in Code Section 280G), and (ii) will not include any amounts payable to the executive under the SERP. Under the amended and restated employment agreements, the “threshold share price” of our common stock is $16.00 per share for calendar 2007, with an annual increase of at least 15% per year for subsequent calendar years, subject to review and adjustment by our Compensation Committee. Because the closing price of our common stock did not exceed the threshold amount under any of the employment agreements as of December 31, 2006, our company would not have incurred any incremental costs related to gross-up payments if the NEOs had been terminated in connection with a change in control on that date. For purposes of illustrating the potential tax gross-up payments, the following table sets forth the incremental tax gross-up payment obligations of our company under the amended and restated employment agreements for each of the officers named in the table based on salaries and annual incentive compensation paid for fiscal 2006, assuming a change in control and termination of employment occurred on December 31, 2006 and also assuming that the threshold amount for our company’s common stock on December 31, 2006 had been attained.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans
$3,239,671	$2,660,975	$1,992,768	$1,511,821

The amounts shown in the table above are different from amounts that our company would have been obligated to pay under the employment agreements that were actually in effect on December 31, 2006. The amounts shown, however, reflect our company’s incremental payment obligations if a change in control and termination of employment were to occur at a time when the amended and restated employment agreements are in effect and the threshold amount for our common stock has been attained.

(5)	The executive employment agreements generally provide that our company will continue providing medical, dental, and/or vision coverage to the executive and/or the executive’s spouse and dependents at least equal to that which would have been provided if the executive’s employment had not terminated until the earlier of (a) the date the executive becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, (b) the date the executive becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (c) in the case of termination as a result of death, disability, for good reason or without cause, the fifth anniversary of the executive’s date of termination. The following table sets forth the estimated incremental lump sum present value of the payment obligations of our company with respect to continued medical, dental, and/or vision coverage for each of the officers named in the table, calculated in accordance with generally accepted accounting principles for financial reporting purposes assuming (a) termination occurred on December 31, 2006, (b) termination was as a result of death, disability, for good reason or without cause (i.e., a maximum payment obligation of five years), (c) a 6% discount rate, and (d) increases in the cost of coverage trending from 11% to 5% over the five-year coverage term.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans
$104,832	$88,956	$104,832	$116,954

(6)	For Messrs. Slager and Hathaway, the continued vesting period is three years after the date of termination. For Messrs. Zillmer and Evans, the continued vesting period is two years after the date of termination. In all cases, if the remaining term of the rights or interests is shorter than the continued vesting period, the continued vesting is limited by the remaining term. The following table sets forth the incremental value of such continued vesting with respect to each of the officers named in the table assuming termination occurred on December 31, 2006.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans
$3,752,356	$2,724,109	$2,315,050	$670,842

(7)	The following table sets forth the incremental value of accelerated vesting of stock options (calculated based on the excess of the closing market price of our common stock on December 29, 2006, over the exercise prices of such options) and the accelerated vesting of restricted stock and RSUs (calculated based on the closing market price of our common stock on December 29, 2006) for each of the officers named in the table, assuming termination occurred on December 31, 2006. These incremental amounts are in addition to the value of vested options as reflected in the “Outstanding Equity Awards at Fiscal Year-End” table.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans
$7,829,043	$3,575,283	$3,052,544	$1,126,859

(8)	If the employment agreement is terminated upon the executive’s retirement, he may be eligible to participate in the SERP. In addition, Mr. Hathaway participates in a tax-qualified plan sponsored by Browning-Ferris Industries, Inc. See “Executive Compensation – Retirement Plans”. The following table sets forth the actuarial present value of each executive’s accumulated benefit under the SERP and, in the case of Mr. Hathaway, the BFI Pension Plan. These amounts are as determined pursuant to SFAS 158. See note 8 to the consolidated financial statements included in our Form 10-K for the year ended December 31,

2006, for a discussion of the relevant assumptions used in calculating the accumulated benefit obligation pursuant to SFAS 158.

Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans
$385,826	$1,961,223	$2,197,634	$140,759

(9)	The employment agreements require our company to provide outplacement services through an agency of our choosing for one year after the date of termination, provided that the cost of such services cannot exceed $50,000 for each executive unless the Board or a Board committee approves a higher amount.
Mr. Zillmer’s original employment agreement provided that he would be entitled to receive certain severance payments if his employment agreement was terminated by our company as a result of “non-renewal” (as that term was defined in the original agreement). That provision was deleted from Mr. Zillmer’s amended and restated employment agreement.
The following table sets forth the total incremental payment obligations of our company for each of the officers named in the table based on salaries and annual incentive compensation targets for fiscal 2006, assuming (a) the termination occurred on December 31, 2006, and (b) the other assumptions set forth in the footnotes above, but excluding tax gross-up amounts.

Termination as a Result of	Mr. Zillmer	Mr. Slager	Mr. Hathaway	Mr. Evans
For Cause or Without Good Reason	$—	$—	$—	$—
Death or Disability	7,621,838	5,903,065	4,809,482	2,518,196
Good Reason or Without Cause	7,671,838	7,498,065	6,054,282	2,568,196
Retirement	4,243,014	4,774,288	4,617,516	928,555
Change in Control	13,630,850	8,349,239	6,791,776	3,889,413
Retirement of Steven M. Helm. Mr. Helm retired from his position with our company effective August 31, 2006. Under the terms of his employment agreement, our company will pay retirement benefits to Mr. Helm of $252,008 per year for 10 years following his retirement. These payments equal 60% of Mr. Helm’s average base salary for the three consecutive full calendar years prior to his retirement. In addition, our company continues to provide Mr. Helm and his spouse with medical, dental, and vision coverage until he is eligible for such benefits with another employer or under Medicare. The incremental costs of these benefits to our company were approximately $591 per month at August 31, 2006 and December 31, 2006. All nonqualified stock options held by Mr. Helm vested immediately upon retirement. Some of these options have exercise restrictions under Code Section 409A and remain exercisable until December 31, 2007. All other options held by Mr. Helm will remain exercisable for three years following his retirement. The incremental value of the options with accelerated vesting at August 31, 2006, calculated by subtracting the exercise price of such options from the closing market price of our common stock on August 31, 2006, was $100,800. In addition, Mr. Helm’s restricted stock units will continue to vest for three years following his retirement. The incremental expense in 2006 of continued vesting of these RSUs at August 31, 2006, as valued in accordance with FAS 123(R), was $966,696. Between August 31, 2006, and December 31, 2006, Mr. Helm exercised options to acquire an aggregate of 290,090 shares of our company’s common stock. As disclosed under “Executive Compensation – Option Exercises and Vesting of Stock-Based Awards During Fiscal 2006”, Mr. Helm realized $913,983 in connection with such exercises, calculated based upon the closing market price of our common stock on the date of exercise less the exercise price of such options, but excluding any tax obligation incurred in connection with such exercises. “Executive Compensation – Fiscal Year – End Holdings of Equity-Based Awards” sets forth certain information regarding Mr. Helm’s holdings of stock options and RSUs as of December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION AS OF FISCAL YEAR-END
We currently maintain (a) the 2006 Stock Plan; (b) the 1993 Incentive Stock Plan, as amended (the “1993 Plan”); and (c) the Amended and Restated 1994 Incentive Stock Plan, as amended (the “1994 Plan”). The 2006 Stock Plan, 1993 Plan, and 1994 Plan provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock, stock bonuses, and certain cash bonuses. The 2006 Stock Plan also provides for the grant of RSUs and other equity-based awards. We also maintain the 2005 Directors’ Plan, as described under “Compensation of Directors”.
In May 2006, our stockholders approved the 2006 Stock Plan, which amended and restated our Amended and Restated 1991 Incentive Stock Plan (the “1991 Plan”) in its entirety. A maximum of 34,886,905 shares of common stock may be issued pursuant to awards, including incentive stock options, granted under the 2006 Stock Plan (the “Share Limit”). Subject to certain exclusions, (a) any shares of common stock that are subject to awards of options or stock appreciation rights (“SARs”) will be counted against the Share Limit as one share for every one share granted, and (b) any shares of common stock that are subject to awards other than options or SARs will be counted against the Share Limit as one and one-half shares for every one share granted. Any shares subject to an award granted under the 2006 Stock Plan (including shares subject to prior awards made under the 1991 Plan) that are not delivered because the award expires unexercised or is forfeited, terminated, canceled, or exchanged for awards that do not involve common stock, or any shares of common stock that are not delivered because the award is settled in cash will immediately be added back to the Share Limit and will be available for future awards. The number of shares that are added back to the Share Limit will be calculated in the same manner as when shares were deducted from the Share Limit for the award.
Subject to certain exclusions, the aggregate number of shares of common stock that may be covered by awards granted to any one individual in any year under the 2006 Stock Plan may not exceed (a) 1,500,000 shares in the case of options and SARs; and (b) 750,000 shares in the case of restricted stock, RSUs, performance awards denominated in shares of stock, and stock bonuses. Also subject to certain exclusions, the aggregate dollar value of awards that may be granted to any one individual in any year may not exceed (i) $5,000,000 in the case of cash awards; and (ii) $10,000,000 in the case of performance awards denominated in dollars.
No further awards may be granted under the 1993 Plan or the 1994 Plan. Outstanding awards under the 1993 Plan and the 1994 Plan, however, will remain in effect until exercise or expiration, pursuant to their respective terms.
The following table provides information as of December 31, 2006, with respect to compensation plans under which our equity securities are authorized for issuance, which includes the 2006 Stock Plan, the 1993 Plan, the 1994 Plan, and the 2005 Directors’ Plan.
Equity Compensation Plan Information

(c)
Number of Securities
	(a)	(b)	Remaining Available
	Number of Securities to	Weighted-Average	For Future Issuance
	Be Issued upon Exercise	Exercise Price of	Under Equity
	Of Outstanding Options,	Outstanding	Compensation Plans
	RSUs, Warrants and	Options, Warrants	(excluding securities
Plan Category	Rights (1)	and Rights (1)	reflected in column (a))
Equity compensation plans approved by security holders (1)	22,757,622	$11.77	34,274,673
Equity compensation plans not approved by security holders	—		—

Total	22,757,622		34,274,673

(1)	There are 74,930 stock options outstanding under the American Disposal Services, Inc. 1996 Stock Option Plan (the “American Disposal Plan”), which were assumed as part of the merger of American Disposal and our company in October 1998. These stock options are held by eight former employees and consultants of American Disposal and are exercisable for

123,635 shares of our common stock (after giving effect to the exchange ratio provided in the merger). These 123,635 shares are included in column (a) and are reflected in the weighted average exercise price in column (b). These options have a weighted average exercise price of $19.86 per share. No further awards will be made under the American Disposal Plan.
As of December 31, 2006, (a) there were a total of 19,921,641 stock options outstanding under our equity compensation plans with a weighted-average exercise price of $11.77 and a weighted-average term of approximately six years; (b) there were a total 2,835,981 RSUs outstanding under our equity compensation plans; (c) there were a total of 846,425 unvested shares of restricted stock outstanding under our equity compensation plans; and (d) there were 34,274,673 shares available for future issuance under our equity compensation plans. This figure represents 32,931,853 shares available under the 2006 Stock Plan and 1,342,820 shares available under the 2005 Directors’ Plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our company has written policies and other established procedures regarding approval of transactions between our company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under these policies, a majority of the disinterested members of the Audit Committee must approve any transaction between our company and any related party that involves more than $60,000. If a majority of the members of the Audit Committee are interested in the proposed transaction, then the transaction must be approved by a majority of the disinterested members of the Board (excluding directors who are employees of our company). We enter into such transactions only on terms that we believe are at least as favorable to our company as those that we could obtain from an unrelated third party.
Our Amended Shareholders’ Agreement with the Apollo/Blackstone Investors includes various agreements with the Apollo/Blackstone Investors relating to their original investment in our company in 1997 and their investment in connection with our acquisition of BFI in 1999. These agreements, among other things, grant the Apollo/Blackstone Investors rights to representation on the Board and to register under the Securities Act of 1933 the offer and sale of the securities of our company that they hold, and also govern the voting of these company securities. The Amended Shareholders’ Agreement is described in more detail under “Voting Agreements Regarding the Election of Directors”.
On June 20, 2006, we entered into a five-year participation agreement (“Participation Agreement”) with CoreTrust Purchasing Group LLC (“CPG”) designating CPG as exclusive agent for the purchase by our company of certain goods and services. CPG is a “group purchasing organization” which, on behalf of its various participants in its group purchasing program, secures from vendors pricing terms for goods and services on a more favorable basis than participants could obtain for themselves on an individual basis. Goods and services included under this Participation Agreement include equipment, products, supplies, and services available pursuant to vendor contracts between vendors and CPG. In connection with purchases by its participants (including us), CPG receives a commission from each vendor based on the amount of products and services purchased. Under the Participation Agreement we must purchase 80% of specified goods and services for certain of our office locations through CPG. In 2006, we purchased $1.0 million worth of goods and services through CPG.
CPG will remit at least half of the commissions received from vendors in respect of purchases by our company under the Participation Agreement to Blackstone GPO L.L.C. or one of its affiliates (“Blackstone GPO”) in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services that CPG provides to us. Blackstone GPO is an affiliate of Blackstone Management Associates II, L.L.C., which is a more than 5% beneficial owner of our stock and which has two designees on our Board.

RATIFICATION OF INDEPENDENT AUDITOR
(Proposal 2)
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2007. Our by-laws do not require that our stockholders ratify the appointment of our independent auditor. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent auditor next year, but it is not bound by the stockholders’ decision. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our company and its stockholders.
A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.
Required Vote
The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of PricewaterhouseCoopers LLP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2007.
STOCKHOLDER PROPOSAL
Proposal 3: Proposal on Majority Voting for Director Nominees
The International Brotherhood of Teamsters, located at 25 Louisiana Avenue, NW, Washington, DC 20001, is the beneficial owner of approximately 310 shares of the Company’s common stock and submits the following proposal:
Stockholder Proposal
Resolved, that the shareholders of Allied Waste Industries, Inc. (“Allied Waste” or “the Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance document (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.
Statement of Support
To provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that nominees receive a majority of the votes cast in order to be elected. The standard is well suited for the majority of director elections in which only board nominated candidates are on the ballot. A majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.
Our company presently uses a plurality vote standard in director elections. Under the plurality vote standard, nominees for the Board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from nominees. That means that even if a majority of the votes (99.99%) were “withheld” from a director, that same director could still be serving on the Board if she/he received as little as .01% of the vote.
The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in company governance documents. Our company should join the growing list of companies that have taken this action. In response to strong shareholder support for a majority vote standard in director elections Waste Management, Inc., Dell Motorola, Gannett, and Supervalu, have adopted a majority vote standard in company bylaws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded partially to the call for change by adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our company and its Board had not taken either action.
With a majority vote standard in place, the Board can consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the Board, an important post-election role in determining the continued status of an unelected director. We feel this combination of the majority vote standard with a post-election policy represents a true majority vote standard.
We urge your support FOR this important reform.
Management’s Position
The Board of Directors has carefully considered the proposal submitted by the International Brotherhood of Teamsters General Fund and does not believe the proposal is in the best interests of our company or our stockholders at this time. At the 2006 Annual Meeting of Shareholders, our shareholders rejected a variation of this proposal submitted by this proponent and should also reject the current proposal for the reasons set forth below.
The proposed change is unnecessary and has the potential to disrupt the Company’s highly effective governance processes. Plurality voting for director elections is the default system under Delaware law and most other state corporate laws. In June 2006, the American Bar Association’s Committee on Corporate Laws retained the default system of plurality voting in the ABA’s Model Business Corporation Act, to which lawmakers in many states (other than Delaware) refer in drafting state corporate laws. The ABA Committee concluded that it would be “unwise to change the statutory plurality default rule” to a majority vote standard due to the issues raised by implementation of the majority voting concept.
Existing provisions of Delaware law would prevent this proposal from achieving its intended goal of electing directors by a majority vote and removing directors who do not receive a majority vote. Under Delaware law, a director serves until a successor is elected and qualified, and a director may only be removed by a majority vote of the stockholders. Therefore, even if this proposal is adopted, an incumbent director who does not receive a majority vote will nonetheless continue to hold office because no successor will have been elected. Likewise, a new director nominee who does not receive a majority vote will cause an incumbent director not standing for election to hold over until the next election of directors. Similarly, the requirement that directors be elected by majority vote makes it possible for there to be a number of nominees who do not receive a majority of the votes cast, thereby leaving one or more positions on the Board open and unable to be filled.
In August 2006, the Delaware legislature made its decision to retain plurality voting as the default standard in director elections but amended its corporate law to permit companies to obtain resignations from directors who do not get re-elected. Under this amendment, although an unelected “holdover” director could resign, the Board of Directors would be responsible for appointing someone to fill the resulting vacancy. Permitting the Board to appoint a director to fill the open position bypasses the stockholder election process until the next annual meeting of stockholders. These alternatives are less democratic and, in our view, less desirable, than stockholders electing directors by a plurality vote.
A failed election as to one or more director nominees could have other undesirable and disruptive consequences for Allied as well. As a company listed on the NYSE, we must comply with listing standards that include requirements for maintaining independent directors and directors with particular qualifications or expertise. The failure to elect a particular nominee, depending on the independence and qualifications of the remaining directors, could impair our ability to comply with those listing standards.
Another consequence of the proposal may be to unnecessarily increase the cost of soliciting stockholder votes. Implementation of this proposal could provide special interest stockholder groups with the power to promote “vote-no” campaigns that are not in the best interest of all stockholders, forcing our company to employ a proactive telephone solicitation, a second mailing, or other vote-getting strategies to obtain the required votes. The end result may be increased spending for routine elections. We do not think that this is a good expenditure of company funds.
The Board also believes this proposal would expose the Company to the additional expense and uncertainty associated with contested elections. The practical effect of contested elections is that they would hamper the Board’s efforts to attract and retain the best director candidates, who typically have many opportunities to serve as directors of other large public companies with plurality voting systems. In addition, the proposed change might impair stockholders’ ability to elect their favored director candidate in a contested election if a higher threshold than a plurality vote is required.
The outcome of our election process during the last 5 years, given our stockholder base, would not have been different if the proposed majority-voting standard had been used nor does the proponent assert that our Board has not acted in the best interest of its shareholders. The Company’s shareholders have a history of electing strong and independent Boards, not only by a plurality, but also by a substantial majority of the votes cast. In Allied’s history, no Board-nominated director has ever had a majority of votes withheld in his or her election. In fact, every director nominee has received an affirmative vote of greater than 82% of the shares voted through the plurality process.
Governmental entities, scholars and corporations continue to review the desirability and mechanics of implementing a change to the voting standard for director elections. We recognize that over the past year various companies have initiated various changes in their director election requirements. We do not believe, however, that a widely accepted approach has emerged at this time providing stockholders significant advantages to the plurality voting standard. We intend to continue to monitor developments in this area.
For these reasons, the Board believes that this proposal is not in the best interests of our stockholders.
Accordingly, your Board of Directors unanimously recommends that shareholders vote “AGAINST” this proposal.
Required Vote
The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF THE PROPOSAL ON MAJORITY VOTING FOR DIRECTOR NOMINEES.

EXPENSES OF SOLICITATIONS
The cost of soliciting proxies will be borne by our company. In addition to solicitations by mail, regular employees of our company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, D. F. King and Co., Inc. has been hired to help in the solicitation of proxies for the 2007 Annual Meeting for a fee of approximately $12,500 plus associated costs and expenses.
MISCELLANEOUS MATTERS
The annual report to stockholders covering the fiscal year ended December 31, 2006 is included with this proxy statement. Our annual report contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide upon written request, without charge to each stockholder of record as of the Record Date, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our company secretary at our executive office as set forth in this proxy statement. These documents are also available on our website at www.alliedwaste.com.
Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2008 Annual Meeting of stockholders is required to submit such proposals:
•	No later than December 17, 2007, if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934.

•	Between January 18, 2008 and March 3, 2008, if the proposal is submitted under our company’s bylaws, in which case we are not required to include the proposal in our proxy materials.
The Board is not aware of any other business to be considered or acted upon at the Annual Meeting other than those described above. If other business requiring a vote of stockholders is properly presented at the Annual Meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons acting as proxy. If any matter not appropriate for action at the Annual Meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

By Order of the Board of Directors

/s/ John J. Zillmer

John J. Zillmer
Chairman of the Board and
Chief Executive Officer

APPENDIX A
GOVERNANCE COMMITTEE
OF THE
BOARD OF DIRECTORS
(“Committee”)
OF
ALLIED WASTE INDUSTRIES, INC.
(“Company”)
CHARTER
(Amended as of July 28, 2006)
Purpose
The Committee’s purpose is to (i) develop and recommend to the Board a set of corporate governance principles applicable to the Company, (ii) identify director candidates and recommend that the Board select the director nominees for the next annual meeting or to fill vacancies, (iii) discharge the Board’s responsibilities relating to the compensation of the Company’s directors and (iv) review and provide oversight of the effectiveness of the Company’s governance practices.
Committee Membership
The Committee shall consist of no fewer than three members. Each member of the Committee shall meet the requirements of the New York Stock Exchange (“NYSE”) listing standards and all other applicable laws. The Committee shall report to the Board. A majority of the members of the Committee shall constitute a quorum. The members of the Committee shall be appointed and removed by the Board in its discretion.
Authority and Responsibilities
The Committee has the following authority and responsibilities:
▪	Develop and recommend to the Board for its approval a set of corporate governance guidelines.

▪	Establish and periodically reevaluate criteria for Board membership and selection of new directors, including independence standards, in accordance with applicable law and the NYSE listing standards.

▪	Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and recommend that the Board select the director nominees for the next annual meeting or to fill vacancies, subject to any shareholder agreements or other binding obligations of the Company that provide third parties the right to nominate directors or that impose other restrictions.

▪	Sole authority to retain and terminate any search firm to be used by the Committee in carrying out its duties to identify director candidates, and the sole authority to approve such firm’s fees and other retention terms.

▪	Review annually the structure and operations of the Board committees, committee member qualifications and committees reporting to the Board, and recommend to the Board for approval the directors to serve or be removed as members of each committee and any subcommittee and to recommend additional committee members to fill any vacancies.

A-1

APPENDIX A
▪	Delegate the Committee’s authority to subcommittees of the Committee or other committees of the Board as deemed appropriate by the Committee.

▪	Monitor the orientation and training needs of directors and recommend action to the Board, individual directors and management where appropriate.

▪	Develop and oversee annually an evaluation process of the Board and its committees.

▪	Annually review and, if appropriate, make recommendations to the Board regarding compensation issues involving the Company’s non-employee directors.

▪	Evaluate annually the Committee’s performance in accordance with the NYSE listing standards and all other applicable laws.

▪	Report regularly to the Board with respect to the Committee’s recommendations, actions and other matters as the Board shall from time to time specify to the Committee.

A-2

APPENDIX B
MANAGEMENT DEVELOPMENT/COMPENSATION COMMITTEE
OF THE
BOARD OF DIRECTORS
(“Committee”)
OF
ALLIED WASTE INDUSTRIES, INC.
(“Company”)
CHARTER
(Amended as of July 28, 2006)
Purpose
The Committee’s purpose is to (i) discharge the Board’s responsibilities relating to the compensation of the Company’s Chief Executive Officer (“CEO”) and other executive officers and (ii) review and report on the continuity of executive leadership for the Company.
Committee Membership
The Committee shall consist of no fewer than three members. Each member of the Committee shall meet the requirements of the New York Stock Exchange (“NYSE”) listing standards and all other applicable laws. The Committee shall report to the Board. A majority of the members of the Committee shall constitute a quorum. Members shall be appointed by the Board, upon recommendation of the Governance Committee, and may be removed by the Board in its discretion.
Authority and Responsibilities
The Committee has the following authority and responsibilities:
▪	Review and approve annually the corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation based on this evaluation; and annually review the corporate goals and objectives relevant to the compensation of the Company’s other executive officers.

▪	Review and approve annually the evaluation process and compensation structure for the CEO, and annually review the evaluation process and compensation structure for the Company’s other executive officers.

▪	Review and report to the Board annually on the performance of the CEO.

▪	Exercise all of the authority of the Board with respect to the review, approval, modification and administration of the Company’s executive compensation plans, policies and programs, including non-CEO compensation, incentive compensation plans and equity based plans, except as otherwise may be required by the NYSE listing standards and all other applicable laws.

▪	Prepare and publish an annual report or related disclosure on executive compensation, as required by applicable Securities and Exchange Commission rules and regulations.

▪	Review and report to the Board annually regarding the succession plans for the CEO and other executive officers and the leadership continuity for the Company.

▪	Form, and delegate authority to, subcommittees as deemed appropriate by the Committee.

B-1

APPENDIX B
▪	Retain such compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion, and approve any related fees and terms of retention.

▪	Evaluate annually the Committee’s performance in accordance with the NYSE listing standards and all other applicable laws.

▪	Report regularly to the Board with respect to the Committee’s recommendations, actions and other matters as the Board shall from time to time specify to the Committee.

B-2

ANNUAL MEETING OF STOCKHOLDERS OF
ALLIED WASTE INDUSTRIES, INC.
May 17, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê
     ■      21130300000000000000  3                     051707

The Board of Directors recommends a vote “For” Proposals 1 & 2 and “Against” Proposal 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

1.	Election of Directors by holders of Common Stock.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Robert M. Agate Charles H. Cotros
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	James W. Crownover Stephanie Drescher
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	William J. Flynn David I. Foley
		¡ ¡	Nolan Lehmann Steven Martinez
		¡ ¡ ¡	James A. Quella John M. Trani John J. Zillmer

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm (independent auditor) for fiscal year 2007.	☐	☐	☐

3.	Proposal on Majority Voting for Director Nominees.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 & 2; AGAINST PROPOSAL 3; AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ALLIED WASTE INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 2007
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints John J. Zillmer and Jo Lynn White as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all shares of common stock of Allied Waste Industries, Inc. (the “Company”) held of record by the undersigned on March 20, 2007, at the Annual Meeting of Stockholders to be held on May 17, 2007, or any adjournment thereof.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
ALLIED WASTE INDUSTRIES, INC.
May 17, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

21130300000000000000 3 051707

The Board of Directors recommends a vote “For” Proposals 1 & 2 and “Against” Proposal 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors by holders of Common Stock.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Robert M. Agate Charles H. Cotros
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	James W. Crownover Stephanie Drescher
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	William J. Flynn David I. Foley
		¡ ¡	Nolan Lehmann Steven Martinez
		¡ ¡ ¡	James A. Quella John M. Trani John J. Zillmer

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (independent auditor) for fiscal year 2007.	☐	☐	☐

3.	Proposal on Majority Voting for Director Nominees.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 & 2; AGAINST PROPOSAL 3; AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.